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                                                                    EXHIBIT 10.1

                          UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF WISCONSIN

UNITED STATES OF AMERICA
and the STATE OF WISCONSIN

          Plaintiffs,                          CIVIL ACTION NO.

     v.

P. H. GLATFELTER COMPANY
and
WTM I COMPANY
(f/k/a Wisconsin Tissue Mills Inc.),

          Defendants.

                                 CONSENT DECREE
          FOR REMEDIAL DESIGN AND REMEDIAL ACTION AT OPERABLE UNIT 1 OF
                     THE LOWER FOX RIVER AND GREEN BAY SITE

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                                TABLE OF CONTENTS

I.        BACKGROUND.........................................................................................        1
II.       JURISDICTION.......................................................................................        4
III.      PARTIES BOUND  ....................................................................................        4
IV.       DEFINITIONS........................................................................................        5
V.        GENERAL PROVISIONS.................................................................................       13
VI.       ESTABLISHMENT AND USE OF CERTAIN SITE-SPECIFIC ACCOUNTS ...........................................       15
VII.      PERFORMANCE OF THE RESPONSE WORK BY SETTLING DEFENDANTS............................................       19
VIII.     POST-REMEDY RESPONSE WORK AND REMEDY REVIEW........................................................       26
IX.       QUALITY ASSURANCE, SAMPLING, AND DATA ANALYSIS.....................................................       28
X.        ACCESS AND INSTITUTIONAL CONTROLS .................................................................       30
XI        REPORTING REQUIREMENTS.............................................................................       36
XII.      RESPONSE AGENCIES' APPROVAL OF PLANS AND OTHER SUBMISSIONS.........................................       40
XIII.     PROJECT COORDINATORS   ............................................................................       43
XIV.      CERTIFICATION OF COMPLETION........................................................................       44
XV.       EMERGENCY RESPONSE.................................................................................       47
XVI.      NATURAL RESOURCE RESTORATION EFFORTS ..............................................................       48
XVII.     PAYMENTS TO PLAINTIFFS.............................................................................       51
XVIII.    INDEMNIFICATION AND INSURANCE......................................................................       58
XIX.      FORCE MAJEURE EVENTS...............................................................................       61
XX.       DISPUTE RESOLUTION.................................................................................       63
XXI.      STIPULATED PENALTIES...............................................................................       68
XXII.     COVENANTS NOT TO SUE BY PLAINTIFFS ................................................................       75
XXIII.    COVENANTS BY SETTLING DEFENDANTS ..................................................................       81
XXIV.     CONSENT DECREE FUNDING LIMITATION AND SPECIAL RESERVATION OF RIGHTS ...............................       84
XXV.      EFFECT OF SETTLEMENT AND CONTRIBUTION PROTECTION...................................................       89
XXVI.     ACCESS TO INFORMATION..............................................................................       92
XXVII.    RETENTION OF RECORDS...............................................................................       94
XXVIII.   NOTICES AND SUBMISSIONS ...........................................................................       95
XXIX.     EFFECTIVE DATE.....................................................................................       98
XXX.      RETENTION OF JURISDICTION..........................................................................       98
XXXI.     APPENDICES.........................................................................................       99
XXXII.    COMMUNITY RELATIONS................................................................................       99
XXXIII.   MODIFICATIONS......................................................................................      100
XXXIV.    LODGING AND OPPORTUNITY FOR PUBLIC COMMENT.........................................................      100
XXXV.     SIGNATORIES/SERVICE................................................................................      101
XXXVI.    FINAL JUDGMENT.....................................................................................      102

                                       -i-

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                               TABLE OF APPENDICES

Appendix A        Trustee Council Resolution relating to this Consent Decree

Appendix B        Appendix addressing Management of the Disbursement Special
                  Account

Appendix C        Appendix addressing Escrow Account Management

Appendix D        Form of Escrow Agreement

Appendix E        Appendix addressing Special Procedures for Restoration Work

Appendix F        Administrative Order on Consent between WTM I Company, EPA, and WDNR, captioned In the matter of the Lower Fox River and the Green Bay Site, Docket No. V-W-'03-C-745 (including the
                  Statement of Work for Remedial Design)

Appendix G        Map of Operable Unit 1

Appendix H        Record of Decision for Operable Units 1 and 2

Appendix I        Statement of Work for the Remedial Action

                                      -ii-

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                                 CONSENT DECREE
          FOR REMEDIAL DESIGN AND REMEDIAL ACTION AT OPERABLE UNIT 1 OF
                     THE LOWER FOX RIVER AND GREEN BAY SITE

                                  I. BACKGROUND

         A. The United States of America ("United States"), on behalf of the Administrator of the United States Environmental Protection Agency ("EPA"), and the State of Wisconsin (the "State"), on behalf of the Wisconsin Department of Natural Resources ("WDNR"), filed a Complaint in this matter pursuant to Sections 106 and 107 of the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. Sections 9606 and 9607.

         B. The Plaintiffs' Complaint seeks, inter alia: (i) reimbursement of certain costs incurred by the United States and the State for response actions at the Lower Fox River and Green Bay Site (the "Site," as defined below) in Northeastern Wisconsin, together with accrued interest; and (ii) performance of response work by the defendants at Operable Unit 1 ("OU1," as defined below) of the Site consistent with the National Contingency Plan, 40 C.F.R. Part 300 (as amended) (the "NCP").

         C. In accordance with the NCP and Section 121(f)(l)(F) of CERCLA, 42 U.S.C. Section 9621(f)(1)(F), the State was notified of negotiations with potentially responsible parties regarding the implementation of the remedial design and the remedial action for OU1. The State has been an active participant in such negotiations and is a party to this Consent Decree.

         D.       In accordance with Section 122(j)(1) of CERCLA, 42 U.S.C.
Section 9622(j)(1), EPA has notified the appropriate natural resource trustees (the "Trustees"), as represented by the Fox River/Green Bay Natural Resource Trustee Council, of negotiations with potentially responsible parties regarding the releases of hazardous substances that may have resulted in injuries to

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natural resources under Federal, State, and Tribal trusteeship at the Site. The
Trustees have participated in the negotiation of this Consent Decree, and support this Consent Decree, as indicated by the Trustee Council Resolution attached to this Consent Decree as Appendix A.

         E. EPA, WDNR, and the Trustees are parties to several Site-specific Memoranda of Agreement, as "Inter-Governmental Partners" sharing a "mutual goal of remediating and/or responding to hazardous substances releases and threats of releases to, and restoring injured and potentially injured natural resources in, [the Site area]." The Inter-Governmental Partners' founding Memorandum of Agreement recognized that WDNR would have "a leadership role, in full partnership with EPA, in exercising response authority" at the Site, and the Plaintiffs intend to continue that cooperative relationship as to actions required under this Consent Decree.

         F. The defendants that have entered into this Consent Decree ("Settling Defendants," as defined below) do not admit any liability to the Plaintiffs, to the Trustees, or to any other party arising out of the transactions or occurrences alleged in the Complaint, nor do they acknowledge that the release or threatened release of hazardous substance(s) at or from the Site constitutes an imminent or substantial endangerment to the public health or welfare or the environment.

         G. In response to a release or a substantial threat of a release of a hazardous substance(s) at or from the Site, WDNR in 1998 commenced a Remedial Investigation and Feasibility Study ("RI/FS") for the Site pursuant to 40 C.F.R. Section 300.430, with funding and technical assistance from EPA. In December 2002, WDNR completed a Remedial Investigation ("RI") Report and a Final Feasibility Study ("FS") for the Site.

         H. Pursuant to Section 117 of CERCLA, 42 U.S.C. Section 9617, notice of the completion of the FS and of the proposed plan for remedial action was published in major local newspapers of general circulation in the Fox River Valley. WDNR and EPA provided an opportunity for

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written and oral comments from the public on the proposed plan for remedial action. A copy of the transcript of the public meeting is available to the public as part of the administrative record upon which WDNR and EPA based the selection of the response action.

         I. The decision by WDNR and EPA on the remedial action to be implemented at OU1 at the Site is embodied in a final Record of Decision ("ROD"), executed by WDNR and EPA in December 2002. The ROD includes an explanation of significant differences between the final remedial action plan and the proposed plan as well as a responsiveness summary to the public comments. Notice of the final plan was published in accordance with Section 117(b) of CERCLA.

         J. Based on the information presently available to EPA and WDNR, EPA and WDNR believe that the Response Work (as defined below) will be properly and promptly conducted by the Settling Defendants if conducted in accordance with the requirements of this Consent Decree and its appendices.

         K. Solely for the purposes of Section 113(j) of CERCLA, the remedial action selected by the ROD and the Response Work to be performed by the Settling Defendants shall constitute a response action taken or ordered by the President.

         L. The Parties recognize, and the Court by entering this Consent Decree finds, that this Consent Decree has been negotiated by the Parties in good faith and implementation of this Consent Decree will expedite the cleanup of OU1 and will avoid prolonged and complicated litigation between the Parties, and that this Consent Decree is fair, reasonable, and in the public interest.

         NOW, THEREFORE, it is hereby Ordered, Adjudged, and Decreed:

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                                II. JURISDICTION

         1. This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. Sections 1331 and 1345, and 42 U.S.C. Sections 9606, 9607, and 9613(b). This Court also has personal jurisdiction over the Settling Defendants. Solely for the purposes of this Consent Decree and the underlying Complaint, Settling Defendants waive all objections and defenses that they may have to jurisdiction of the Court or to venue in this District. Settling Defendants shall not challenge the terms of this Consent Decree or this Court's jurisdiction to enter and enforce this Consent Decree.

                               III. PARTIES BOUND

         2. This Consent Decree applies to and is binding upon the United States and the State and upon Settling Defendants and their successors and assigns. Any change in ownership or corporate status of a Settling Defendant including, but not limited to, any transfer of assets or real or personal property, shall in no way alter such Settling Defendant's responsibilities under this Consent Decree.

         3. Settling Defendants shall provide a copy of this Consent Decree to each contractor hired to perform the Response Work required by this Consent Decree and to each person representing any Settling Defendant with respect to OU1 or the Response Work and shall condition all contracts entered into hereunder upon performance of the Response Work in conformity with the terms of this Consent Decree. Settling Defendants or their contractors shall provide written notice of the Consent Decree to all subcontractors hired to perform any portion of the Response Work required by this Consent Decree. Settling Defendants shall nonetheless be responsible for ensuring that their contractors and subcontractors perform the Response Work contemplated herein in accordance with this Consent Decree. With regard to the activities

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undertaken pursuant to this Consent Decree, each contractor and subcontractor shall be deemed to be in a contractual relationship with the Settling Defendants within the meaning of Section 107(b)(3) of CERCLA, 42 U.S.C. Section 9607(b)(3).

                                 IV. DEFINITIONS

         4. Unless otherwise expressly provided herein, terms used in this Consent Decree which are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in CERCLA or in such regulations. Whenever terms listed below are used in this Consent Decree or in the appendices attached hereto and incorporated hereunder, the following definitions shall apply:

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601-9675.

         "Consent Decree" shall mean this Decree and all appendices attached hereto (listed in Section XXXI). In the event of conflict between this Decree and any appendix, this Decree shall control.

         "Day" shall mean a calendar day unless expressly stated to be a working day. "Working day" shall mean a day other than a Saturday, Sunday, or Federal holiday. In computing any period of time under this Consent Decree, where the last day would fall on a Saturday, Sunday, or Federal holiday, the period shall run until the close of business of the next working day.

         "Date of Lodging" shall mean the day on which this Consent Decree is lodged with the Court.

         "DOI" shall mean the United States Department of the Interior and any successor departments or agencies of the United States.

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         "DOI Past Cost Payments" shall mean the payments to be made to the
DOI NRDAR Fund under Subparagraph 52.a.(ii) (Initial Payments to the United States) of this Consent Decree to reimburse DOI for a portion of its past natural resource damage assessment costs related to the Site.

         "DOJ" shall mean the United States Department of Justice and any successor departments or agencies of the United States.

         "Effective Date" shall be the effective date of this Consent Decree as provided by Section XXIX.

         "EPA" shall mean the United States Environmental Protection Agency and any successor departments or agencies of the United States.

         "EPA Past Cost Payments" shall mean the payments to be made to the Fox River Site Special Account within the EPA Hazardous Substance Superfund under Subparagraph 52.a.(i) (Initial Payments to the United States) of this Consent Decree to reimburse EPA for a portion of its past response costs related to the Site.

         "Force Majeure Event," for purposes of this Consent Decree, shall mean any event arising from causes beyond the control of the Settling Defendants, of any entity controlled by Settling Defendants, or of Settling Defendants' contractors or subcontractors, that delays or prevents the performance of any obligation under this Consent Decree despite Settling Defendants' best efforts to fulfill the obligation. The requirement that the Settling Defendants exercise "best efforts to fulfill the obligation" includes using best efforts to anticipate any potential Force Majeure Event and best efforts to address the effects of any potential Force Majeure Event (i) as it is occurring and (ii) following the potential Force Majeure Event, such that the delay is minimized to the greatest extent possible.

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         "Fox River OU1 Disbursement Special Account" or the "Disbursement
Special Account" shall mean the disbursement special account established for OU1 by EPA pursuant to Section 122(b)(3) of CERCLA, 42 U.S.C. Section 9622(b)(3), and this Consent Decree.

         "Fox River Site Special Account" shall mean the special account established for the Site by EPA pursuant to Section 122(b)(3) of CERCLA, 42 U.S.C. Section 9622(b)(3).

         "Fox River OU1 Escrow Account" or the "Escrow Account" shall mean the escrow account trust fund established for OU1 by the Settling Defendants pursuant to this Consent Decree.

         "Institutional Controls" shall mean all response activities to implement institutional controls requirements under the ROD.

         "Interest" shall mean interest at the rate specified for interest on investments of the EPA Hazardous Substance Superfund established by 26 U.S.C.
Section 9507, compounded annually on October 1 of each year, in accordance with 42 U.S.C. Section 9607(a). The applicable rate of interest shall be the rate in effect at the time the interest accrues. The rate of interest is subject to change on October 1 of each year.

         "Interest Earned" shall mean interest earned on amounts in the Disbursement Special Account, which shall be computed monthly at a rate based on the annual return on investments of the Hazardous Substance Superfund. The applicable rate of interest shall be the rate in effect at the time the interest accrues.

         "July 2003 AOC" shall mean the Administrative Order on Consent between WTM I Company, EPA, and WDNR, captioned In the matter of the Lower Fox River and the Green Bay Site, Docket No. V-W-'03-C-745 (the "July 2003 AOC"). The July 2003 AOC is attached hereto as Appendix F.

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         "Long Term Monitoring" shall mean all response activities to implement long term monitoring requirements under the ROD.

         "National Contingency Plan" or "NCP" shall mean the National Oil and Hazardous Substances Pollution Contingency Plan promulgated pursuant to Section 105 of CERCLA, 42 U.S.C. Section 9605, codified at 40 C.F.R. Part 300, and any amendments thereto.

         "NRD Commitment" shall mean the $3,000,000 committed to natural resource restoration efforts under Paragraph 52 (Initial Payments to Plaintiffs) and Paragraph 53 (Subsequent Payments for Natural Resource Restoration).

         "NRDAR Fund" shall mean DOI's Natural Resource Damage Assessment and Restoration Fund.

         "Operation and Maintenance" or "O & M" shall mean all activities required to maintain the effectiveness of the Remedial Action as required under the Operation and Maintenance Plan approved or developed by the Response Agencies pursuant to this Consent Decree and the Statements of Work.

         "Operable Unit 1" or "OU1" shall mean the Little Lake Butte des Morts reach of the Lower Fox River, as delineated by the Record of Decision signed by WDNR and EPA in December 2002. More specifically, OU1 is the portion of the Lower Fox River (and the underlying River sediment) starting at the outlet of Lake Winnebago at the Neenah Dam and the Menasha Dam downstream to the Upper Appleton Dam, including sediment deposits A through H and POG. As so defined, OU1 is depicted in Figure 7-9 of the December 2002 Final Feasibility Study for the Site, a copy of which is attached hereto as Appendix G.

         "Paragraph" shall mean a portion of this Consent Decree identified by an arabic numeral or an upper case letter.

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         "Parties" shall mean the United States, the State of Wisconsin, and the
Settling Defendants.

         "Performance Standards" shall mean the selected remedy requirements, contingent remedy requirements, and cleanup standards for measuring the achievement of the goals of the Remedial Action, as set forth in Sections 13.1,13.3.1, and 13.4 through 13.6 of the ROD and Section II of the SOW for Remedial Action.

         "Plaintiffs" shall mean the United States and the State of Wisconsin.

         "Post-Remedy Institutional Controls Work" shall mean all response activities to implement institutional controls requirements under the ROD and the Institutional Controls Plan after Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b.

         "Post-Remedy Monitoring" shall mean all response activities to implement Long Term Monitoring requirements under the ROD and the Final Operation and Maintenance Plan after Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b.

         "RCRA" shall mean the Solid Waste Disposal Act, as amended, 42 U.S.C. Sections 6901 et seq. (also known as the Resource Conservation and Recovery Act).

         "Record of Decision" or "ROD" shall mean the Record of Decision relating to OU1 at the Site signed in December 2002 by the Deputy Administrator of the Water Division of WDNR and by the Director of the Superfund Division of EPA Region 5, and all attachments thereto. A copy of the ROD (excluding the ROD Appendices) is attached as Appendix H.

         "Remedial Action" shall mean those activities (except for Operation and Maintenance, Post-Remedy Institutional Controls Work, and Post-Remedy Monitoring), to be undertaken by the Settling Defendants to implement the ROD requirements for OU1, in accordance with the SOW, the final Remedial Design Work Plan, the final Remedial Action Work Plan, and other

                                        9

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plans approved by the Response Agencies. For the purpose of this Consent Decree,
Remedial Action shall not include any response action required solely under
Section XV (Emergency Response).

         "Remedial Action Work Plan" shall mean the document developed pursuant to Paragraph 14 of this Consent Decree and approved by the Response Agencies, and any amendments thereto.

         "Remedial Design" shall mean those activities to be undertaken by Settling Defendant WTMI Company to conduct predesign investigations and to develop the final plans and specifications for the Remedial Action for OU1 pursuant to the July 2003 AOC and the Remedial Design Work Plan.

         "Remedial Design Work Plan" shall mean the document described by Paragraph 12 of this Consent Decree and approved by the Response Agencies, and any amendments thereto.

         "Response Agencies" shall mean WDNR and EPA.

         "Response Work" shall mean all activities Settling Defendants are required to perform under this Consent Decree, except those required by Section XVI (Natural Resource Restoration Efforts) and Section XXVII (Retention of Records).

         "Section" shall mean a portion of this Consent Decree identified by a roman numeral.

         "Settling Defendants" shall mean P.H. Glatfelter Company and WTM I Company.

         "Settling Defendants' Related Parties" shall mean: (i) Settling Defendants' successors, but only to the extent that the alleged liability of such person is based on the alleged liability of a Settling Defendant; (ii) Settling Defendants' former or current officers, directors, employees, or shareholders, but only to the extent that the alleged liability of such person is based on acts

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and/or omissions which occurred in the scope of the person's employment or capacity as an officer, director, employee, or shareholder of a Settling Defendant.

         "Site" shall mean the Lower Fox River and Green Bay Site in Northeastern Wisconsin.

         "Specified Future Response Costs" shall mean all costs, including, but not limited to, direct and indirect costs, that the United States and the State incur after July 1, 2003 in reviewing or developing plans, reports and other items pursuant to the July 2003 AOC and this Consent Decree, in verifying the Response Work, in implementing O&M, Institutional Controls, and Long Term Monitoring requirements required under the ROD and the SOW, or in otherwise implementing, overseeing, or enforcing this Consent Decree, including, but not limited to, payroll costs, contractor costs, travel costs, laboratory costs, the costs incurred pursuant to Paragraph 19 of Section VIII, Section X (including, but not limited to, the cost of attorney time and any monies paid to secure access and/or to secure or implement Institutional Controls including, but not limited to, the amount of just compensation), Section XV, and Paragraph 90 of
Section XXII.

         "State" shall mean the State of Wisconsin.

         "State Past Cost Payments" shall mean the $10,000 payment to be made to the State under Subparagraph 52.b (Initial Payments to the State) of this Consent Decree to reimburse the State for a portion of its past response costs related to the Site.

         "Statements of Work" or "SOW" shall mean: (i) the statement of work for implementation of the Remedial Design, as set forth at Appendix F to this Consent Decree, and any modifications made in accordance with the July 2003 AOC and this Consent Decree; and/or (ii) the statement of work for implementation of the Remedial Action, Institutional Controls,

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Long Term Monitoring, and Operation and Maintenance at the Site, as set forth in
Appendix I to this Consent Decree and any modifications made in accordance with this Consent Decree.

         "Supervising Contractor" shall mean the principal contractor retained by the Settling Defendants to supervise and direct the implementation of the Response Work under this Consent Decree.

         "United States" shall mean the United States of America.

         "Unresolved DOI Past Costs" shall mean the unreimbursed natural resource damage assessment costs that the United States has paid at or in connection with the Site (or any portion of the Site) through July 1,2003.

         "Unresolved EPA Past Costs" shall mean the unreimbursed response costs, including, but not limited to, direct and indirect costs, that the United States has paid at or in connection with the Site (or any portion of the Site) through July 1, 2003.

         "Unresolved State Past Costs" shall mean the unreimbursed response costs, including, but not limited to, direct and indirect costs, that the State has paid at or in connection with the Site (or any portion of the Site) through July 1, 2003.

         "Waste Material" shall mean: (i) any "hazardous substance" under
Section 101(14) of CERCLA, 42 U.S.C.Section 9601(14); (ii) any pollutant or contaminant under Section 101(33), 42 U.S.C.Section 9601(33); (iii) any "solid waste" under Section 1004(27) of RCRA, 42 U.S.C. Section 6903(27); and (iv) any "hazardous substance" under Wis. Stat. Section 292.01.

         "WDOJ" shall mean the Wisconsin Department of Justice and any successor departments or agencies of the State.

         "WDNR" shall mean the Wisconsin Department of Natural Resources and any successor departments or agencies of the State.

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                              V. GENERAL PROVISIONS

         5. Objectives of the Parties. The objectives of the Parties in entering into this Consent Decree are to protect public health and welfare and the environment by the design and implementation of certain response actions at OU1 by the Settling Defendants, to reimburse a portion of the EPA and State past costs and to reimburse all Specified Future Response Costs, to provide partial compensation for natural resource damages, and to resolve the claims of Plaintiffs against Settling Defendants as provided in this Consent Decree.

         6.       Commitments by Settling Defendants.

                  a. Settling Defendants shall finance and perform the Response Work in accordance with this Consent Decree, the ROD, the SOW, and all work plans and other plans, standards, specifications, and schedules set forth herein or developed by Settling Defendants and approved by the Response Agencies pursuant to this Consent Decree. Settling Defendants shall also reimburse EPA and the State for a portion of their past response costs and shall reimburse EPA and the State for future response costs, as provided by this Consent Decree. Settling Defendants shall also provide partial compensation for natural resource damages, as provided herein.

                  b. Settling Defendants need not perform Response Work under this Consent Decree unless: (i) the Disbursement Special Account and/or the Escrow Account described by Section VI and Appendices B and C contain funds to finance the work; or (ii) this Consent Decree specifically requires the Settling Defendants to fund or to perform the work without reimbursement from, or recourse to, the Disbursement Special Account and/or the Escrow Account.

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         7.       Compliance With Applicable Law. All activities undertaken by
Settling Defendants pursuant to this Consent Decree shall be performed in accordance with the requirements of all applicable federal and state laws and regulations. Settling Defendants must also comply with all applicable or relevant and appropriate requirements of all Federal and state environmental laws as set forth in the ROD and the SOW, unless the Response Agencies determine that there are grounds for invoking a waiver under 40 C.F.R. Section 300.430(f)(l)(ii)(C). The activities conducted pursuant to this Consent Decree, if approved by the Response Agencies, shall be considered to be necessary and consistent with the NCP.

         8.       Permits.

                  a. As provided in Section 121(e) of CERCLA and Section 300.400(e) of the NCP, no permit shall be required for any portion of the Response Work conducted entirely on-site (i.e., within the areal extent of contamination or in very close proximity to the contamination and necessary for implementation of the Response Work). Where any portion of the Response Work that is not on-site requires a federal or state permit or approval, Settling Defendants shall submit timely and complete applications and take all other actions necessary to obtain all such permits or approvals.

                  b. The Settling Defendants may seek relief under the provisions of Section XIX (Force Majeure Events) of this Consent Decree for any delay in the performance of the Response Work resulting from a failure to obtain, or a delay in obtaining, any permit required for the Response Work.

                  c. This Consent Decree is not, and shall not be construed to be, a permit issued pursuant to any federal or state statute or regulation.

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         VI. ESTABLISHMENT AND USE OF CERTAIN SITE-SPECIFIC ACCOUNTS

         9. Generally. As provided by this Section and Appendices B and C, two separate Site-specific accounts - to be known as the Fox River OU1 Disbursement Special Account (the "Disbursement Special Account") and the Fox River OU1 Escrow Account (the "Escrow Account") - shall be established and managed to provide sources of funds for payment and reimbursement of particular categories of Site-related response costs and natural resource restoration costs, as specified by Paragraphs 10 and 11. The Escrow Account may be established as several accounts or sub - accounts to address the different sources and uses of the funds paid into the Escrow Account. The response costs to be paid and reimbursed from the Disbursement Special Account and the Escrow Account are expected to include, but will not be limited to, certain costs incurred by the Settling Defendants that are defined herein as "Allowable RD/RA Costs." The natural resource restoration costs to be paid and reimbursed from the Escrow Account may include, but will not be limited to, certain costs incurred by the Settling Defendants that are defined herein as "Allowable Restoration Work Costs."

                  a. Allowable RD/RA Costs. Solely for the purpose of this Consent Decree, the term "Allowable RD/RA Costs" is defined as necessary response costs incurred and paid by Settling Defendants for the Remedial Design and the Remedial Action, excluding the following costs that shall not be eligible for payment or reimbursement as Allowable RD/RA Costs:

                           (1) any costs exceeding $2 million for the contaminant delineation investigation and Remedial Design components of the Response Work, as provided by Subparagraph 8.a of Appendix C;

                           (2) response costs incurred or paid by the Settling Defendants pursuant to Section XV (Emergency Response);

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                           (3)      any other payments made by Settling
                  Defendants to the Plaintiffs pursuant to this Consent Decree, including, but not limited to: (i) any direct payments to Plaintiffs under Section XVII; and (ii) any interest, stipulated penalties, or stipulated damages paid pursuant to
                  Section XXI;

                           (4)      attorneys' fees and costs;

                           (5) costs of any response activities Settling Defendants perform that are not required under, or approved by the Response Agencies pursuant to this Consent Decree;

                           (6) costs related to Settling Defendants' litigation, settlement, development of potential contribution claims or identification of defendants;

                           (7) internal costs of Settling Defendants, including but not limited to, salaries, travel, or in-kind services, except for those costs that represent the work of employees of Settling Defendants directly performing the Remedial Design or the Remedial Action;

                           (8) any costs incurred by Settling Defendants prior to the Effective Date, except for: (i) Remedial Design work approved by the Response Agencies; or (ii) other costs of Response Work required by this Consent Decree after the Date of Lodging; or

                           (9) any costs incurred by Settling Defendants pursuant to Section XX (Dispute Resolution).

                  b. Allowable Restoration Work Costs. Solely for the purpose of this Consent Decree, the term "Allowable Restoration Costs" is defined as necessary restoration costs incurred and paid by Settling Defendants for Approved Restoration Work (as defined by Paragraph 48), excluding the following costs that shall not be eligible for payment or reimbursement as Allowable Restoration Work Costs:

                           (1) any costs for work other than Approved Restoration Work;

                           (2) any costs exceeding the pre-approved cost ceiling set by the Statement of Work for Approved Restoration Work;

                           (3)      any other payments made by Settling
                  Defendants to the Plaintiffs pursuant to this Consent Decree, including, but not limited to: (i) any direct payments to Plaintiffs under Section XVII; and (ii) any interest, stipulated penalties, or stipulated damages paid pursuant to
                  Section XXI;

                           (4)      attorneys' fees and costs;

                           (5) costs of any restoration activities Settling Defendants perform that are not required under, or approved by the Plaintiffs pursuant to, this Consent Decree;

                           (6) costs related to Settling Defendants' litigation, settlement, development of potential contribution claims or identification of defendants;

                           (7) internal costs of Settling Defendants, including but not limited to, salaries, travel, or in-kind services, except for those costs that represent the work of employees of Settling Defendants directly performing Approved Restoration Work;

                           (8) any costs incurred by Settling Defendants prior to the Effective Date, except for Approved Restoration Work completed pursuant to this Consent Decree; or

                           (9) any costs incurred by Settling Defendants pursuant to Section XX (Dispute Resolution).

         10. Establishment and Management of the Disbursement Special Account. In accordance with the procedures and requirements established by the December 2001 Consent Decree in the matter captioned United States and the State of Wisconsin v. Appleton Papers Inc. and NCR Corporation. Case No. 0l-C-0816 (E.D. Wis.) (the "API/NCR Decree"), the Plaintiffs shall use their best efforts to have $10 million available for funding response action projects under the API/NCR Decree deposited in the Disbursement Special Account after the Effective Date. EPA shall establish the Disbursement Special Account as a new special account within the EPA Hazardous Substance Superfund. Subject to the terms and conditions set forth in this Consent Decree, EPA agrees to make those funds in the Disbursement Special Account, including Interest Earned on those funds in the Special Account, available for disbursement to the Escrow Account as partial reimbursement of certain Allowable RD/RA Costs. The Disbursement Special Account shall be managed as set forth in Appendix B to this Consent Decree, which is incorporated herein by reference

         11. Establishment and Management of the Escrow Account. By no later than March 31, 2004, the Settling Defendants shall establish and maintain financial security in the form of the Escrow Account trust fund, from which funds shall be disbursed for payment and reimbursement of particular categories of Site-related response costs and natural resource restoration costs. The Settling Defendants shall establish the Escrow Account with the funds required to be paid pursuant to Section XVII (Payments) below. The Escrow Account shall be managed as set forth in Appendix C to this Consent Decree, which is incorporated herein by reference. The escrow agreement establishing the Escrow Account shall be in substantially the form attached hereto as Appendix D and shall identify the manager for the Escrow Account (the "Escrow Agent"). The Settling Defendants may establish the Escrow Account (or an account or sub-account within the Escrow Account) as a Qualified Settlement Fund (or "QSF") within the meaning of 468B-1 of the Treasury Regulations.

          VII. PERFORMANCE OF THE RESPONSE WORK BY SETTLING DEFENDANTS

         12.      OU1 Remedial Design.

                  a. Settling Defendant WTMI Company shall perform the Remedial Design components of the Response Work (including predesign investigations) in accordance with the July 2003 AOC. A copy of the July 2003 AOC is attached as Appendix F to this Consent Decree, is incorporated herein by this reference, and all requirements under the July 2003 AOC are hereby made enforceable requirements of this Consent Decree, but only as to Settling Defendant WTM I Company.

                  b. Settling Defendant WTM I Company shall submit the following plans and reports to the Response Agencies pursuant to the July 2003 AOC and this Paragraph: (i) a Pre-Design Sampling Work Plan; (ii) a Remedial Design Work Plan; (iii) a Basis of Design Report; (iv) a Preliminary (50%) Design; (v) a Pre-Final (90%) Design; and (vi) a Final (100%) Design. Upon approval by the Response Agencies, all submittals required by the July 2003 AOC and this Paragraph 12 shall be incorporated into and become enforceable under this Consent Decree.

                  c. Settling Defendant WTM I Company shall provide Settling Defendant P. H. Glatfelter Company with copies of the plans and reports identified in the preceding Subparagraph contemporaneously with their submission to the Response Agencies. Within 15 days of the date of submission, Settling Defendant P. H. Glatfelter may submit written comments on the relevant plan or submission; provided, however, that nothing in this Paragraph shall be construed as affording Settling Defendant P. H. Glatfelter Company a right to invoke or participate in any dispute resolution process under
Section XX (Dispute Resolution) concerning any submittal under the July 2003
AOC.

         13.      Selection of Supervising Contractor.

                  a. All Remedial Design components of the Response Work to be performed by Settling Defendant WTMI Company pursuant to Paragraph 12 of this Consent Decree shall be under the direction and supervision of WTM I Company's Project Coordinator designated pursuant to the July 2003 AOC. All other aspects of the Response Work to be performed by Settling Defendants pursuant to Sections VII (Performance of the Response Work by Settling Defendants), VIII (Post-Remedy Response Work and Remedy Review), IX (Quality Assurance, Sampling and Data Analysis), and XV (Emergency Response) of this Consent Decree shall be under the direction and supervision of the Settling Defendants' Supervising Contractor, the selection of which shall be subject to disapproval by the Response Agencies. Within 10 days after Settling Defendant WTM I Company's submittal of the Pre-Final (90%) Design, Settling Defendants shall notify the Response Agencies in writing of the name, title, and qualifications of any contractor proposed to be the Supervising Contractor. The Response Agencies will issue a notice of disapproval or an authorization to proceed. If at any time thereafter, Settling Defendants propose to change a Supervising Contractor, Settling Defendants shall give such notice to the Response Agencies and must obtain an authorization to proceed from the Response Agencies before the new Supervising Contractor performs, directs, or supervises any Response Work under this Consent Decree.

                  b. If the Response Agencies disapprove a proposed Supervising Contractor, the Response Agencies will notify Settling Defendants in writing. Settling Defendants shall submit to the Response Agencies a list of contractors, including the qualifications of each contractor, that would be acceptable to them within 30 days of receipt of the Response Agencies' disapproval of the contractor previously proposed. The Response Agencies will provide written notice of the names of any contractors that they disapprove and an authorization to proceed with respect to any of the other contractors. Settling Defendants may select any contractor from that list that is not disapproved and shall notify the Response Agencies of the name of the contractor selected within 21 days of the Response Agencies' authorization to proceed.

                  c. If the Response Agencies fail to provide written notice of their authorization to proceed or disapproval as provided in this Paragraph and this failure prevents the Settling Defendants from meeting one or more deadlines in a plan approved by the Response Agencies pursuant to this Consent Decree, Settling Defendants may seek relief under the provisions of
Section XIX (Force Majeure Events).

         14. OU1 Remedial Action. Subject only to the funding limitations of this Consent Decree and the special reservations of rights specified in
Section XXIV, the Settling Defendants shall perform all requirements under this Paragraph 14 until the Performance Standards are achieved and for so long thereafter as is otherwise required under this Consent Decree.

                  a. The requirements under this Paragraph 14 shall be performed by Settling Defendants with funding from the following sources:

                           (1)      To the extent such funds are available in
the Disbursement Special Account, the Settling Defendants shall be entitled to seek disbursement from the Disbursement Special Account for reimbursement of Allowable RD/RA Costs.

                           (2)      To the extent such funds are available in
the Escrow Account and not earmarked or disbursed for other purposes under this Consent Decree, the Settling Defendants shall be entitled to seek disbursements from the Escrow Account for payment or reimbursement of Allowable RD/RA Costs.

                  b. Within 90 days after the approval of the Final Design submittal described by the Statement of Work appended to the July 2003 AOC, but no earlier than 90 days after the Effective Date, the Settling Defendants shall submit to the Response Agencies a work plan for the performance of the Remedial Action (the "Remedial Action Work Plan"). The Remedial Action Work Plan shall provide for construction and implementation of the remedy set forth in the ROD such that the Performance Standards will be achieved, in accordance with this Consent Decree, the ROD, the SOW, and the design plans and specifications developed by Settling Defendant WTM I Company under Paragraph 12 and approved by the Response Agencies. Upon its approval by the Response Agencies, the Remedial Action Work Plan shall be incorporated into and become enforceable under this Consent Decree.

                  c. The Remedial Action Work Plan shall include the following: (i) an updated schedule for implementing all Remedial Action tasks identified in the final design submittal, incorporating any refinements to the Final Project Schedule submitted under the July 2003 AOC and Paragraph 12; (ii) any refinements to the Final Health and Safety Plan, the Final Contingency Plan, the Final Sediment Removal Verification Plan, and the Capital and Operation and Maintenance Cost Estimate submitted under the July 2003 AOC and Paragraph 12;
(iii) a Final Construction Quality Assurance Project Plan; (iv) an Institutional Controls Plan; (v) a Final Operation and Maintenance Plan (including a plan for Long Term Monitoring); (vi) a schedule for submitting any other Remedial Action Plans; and (vii) the initial formulation of the Settling

Defendants' Remedial Action Project Team (including, but not limited to, the Supervising Contractor).

                  d. Upon approval of the Remedial Action Work Plan by the Response Agencies, Settling Defendants shall perform the activities required under the Remedial Action Work Plan. The Settling Defendants shall submit to the Response Agencies all plans, submittals, or other deliverables required under the approved Remedial Action Work Plan in accordance with the approved schedule for review and approval pursuant to Section XII (Response Agencies' Approval of Plans and Other Submissions). Unless otherwise directed by the Response Agencies, Settling Defendants shall not commence physical Remedial Action activities at OU1 prior to approval of the Remedial Action Work Plan. Subject only to the funding limitations of this Consent Decree and the special reservations of rights specified in Section XXIV, the Settling Defendants shall implement the Remedial Action as set forth in the approved Remedial Action Work Plan until the Performance Standards are achieved.

                  e. Notwithstanding the funding limitations of this Consent Decree, after Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b, the Settling Defendants shall continue to implement the Institutional Controls Plan and the Final Operation and Maintenance Plan for so long as required by those plans.

         15.      Modification of the SOW or Related Work Plans.

                  a. Subject to Subparagraph 15.c below, if the Response Agencies determine that modification to the work specified in the SOW and/or in work plans developed pursuant to the SOW is necessary to achieve and maintain the Performance Standards or to carry out and maintain the effectiveness of the remedy set forth in the ROD, the Response Agencies may require that such modification be incorporated in the SOW and/or such work plans; provided, however, that a modification may only be required pursuant to this Paragraph to the extent that it is consistent with the scope of the remedy selected in the ROD.

                  b. For the purposes of this Paragraph 15 and Paragraph 44 only, the "scope of the remedy selected in the ROD" is, as described by Sections 13.1 and 13.3 of the ROD:

(i) removal of sediment in OU1 with PCB concentrations greater than the 1 ppm remedial action level ("RAL") or achieving a surface weighed average concentration ("SWAC") of 0.25 ppm or less after removal of sediment; (ii) dewatering of the sediment that is removed; (iii) treatment of the water collected during the dewatering process; (iv) off-Site disposal of the removed sediment after dewatering; (v) demobilization and site restoration; and (vi) Institutional Controls and Long Term Monitoring. The "scope of the remedy selected in the ROD" may also include partial capping or supplemental capping of contaminated sediments in certain areas of OU1, if specified requirements are met, as described by Sections 13.4 through 13.7 of the ROD.

                  c. If Settling Defendants object to any modification determined by the Response Agencies to be necessary pursuant to this Paragraph, they may seek dispute resolution pursuant to Section XX (Dispute Resolution), Paragraph 65 (record review). The SOW and/or related work plans shall be modified in accordance with final resolution of the dispute.

                  d. Subject only to the funding limitations of this Consent Decree and the special reservations of rights specified in Section XXIV, Settling Defendants shall implement any work required by any modifications incorporated in the SOW and/or in work plans developed pursuant to the SOW in accordance with this Paragraph.

                  e. Nothing in this Paragraph shall be construed to limit the Response Agencies' authority to require performance of further response actions as otherwise provided in this Consent Decree.

         16. Settling Defendants acknowledge and agree that nothing in this Consent Decree, the SOW, the Remedial Design Work Plan, or Remedial Action Work Plan constitutes a warranty or representation of any kind by Plaintiffs that compliance with the work requirements set forth in the SOW and the Work Plans will achieve the Performance Standards.

         17. Settling Defendants shall, prior to any off-Site shipment of Waste Material from the Site to an out-of-state waste management facility, provide written notification to the appropriate state environmental official in the receiving facility's state and to the Response Agencies' Project Coordinators of such shipment of Waste Material. However, this notification requirement shall not apply to any off-Site shipments when the total volume of all such shipments will not exceed 10 cubic yards.

                  a. The Settling Defendants shall include in the written notification the following information, where available: (i) the name and location of the facility to which the Waste Material is to be shipped; (ii) the type and quantity of the Waste Material to be shipped; (iii) the expected schedule for the shipment of the Waste Material; and (iv) the method of transportation. The Settling Defendants shall notify the state in which the planned receiving facility is located of major changes in the shipment plan, such as a decision to ship the Waste Material to another facility within the same state, or to a facility in another state.

                  b. The identity of the receiving facility and state will be determined by the Settling Defendants following the award of the contract for Remedial Action construction. The Settling Defendants shall provide the information required by Subparagraph 17.a as soon as practicable after the award of the contract and before the Waste Material is actually shipped.

                VIII. POST-REMEDY RESPONSE WORK AND REMEDY REVIEW

         18. O&M and Post-Remedy Institutional Controls. After Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b, Settling Defendants shall perform O&M and Post-Remedy Institutional Controls Work as required by the ROD, the Final Operation and Maintenance Plan, and the Institutional Controls Plan. In the event that Settling Defendants fail to perform O&M and Post-Remedy Institutional Controls Work as required by this Paragraph, and EPA or, as appropriate, the State takes such action instead, Settling Defendants shall reimburse EPA and the State for all costs of the response action not inconsistent with the NCP pursuant to Paragraph 54 (Payment of Specified Future Response Costs).

         19. Periodic Remedy Review and Post-Remedy Monitoring. Settling Defendants shall conduct any studies and investigations as requested by the Response Agencies, in order to permit the Response Agencies to conduct reviews of whether the Remedial Action is protective of human health and the environment at least every five years as required by Section 121(c) of CERCLA and any applicable regulations. Such studies and investigations shall include, but shall not be limited to, Post-Remedy Monitoring after Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b. In the event that Settling Defendants fail to conduct such studies and investigations as required by this Paragraph, and EPA or, as appropriate, the State takes such action instead, Settling Defendants shall reimburse EPA and the State for all costs of the response action not inconsistent with the NCP pursuant to Paragraph 54 (Payment of Specified Future Response Costs).

         20.      Further Response Actions.

                  a. If the Response Agencies determine, at any time, that the Remedial Action is not protective of human health and the environment, the Response Agencies may select further response actions for OU1 in accordance with the requirements of CERCLA and the NCP.

                  b. Settling Defendants and, if required by Sections 113(k)(2) or 117 of CERCLA, the public, will be provided with an opportunity to comment on any further response actions proposed by the Response Agencies as a result of the review conducted pursuant to Section 121 (c) of CERCLA and to submit written comments for the record during the comment period.

                  c. Notwithstanding Paragraph F of Section I (Background), Settling Defendants hereby agree and covenant that the Plaintiffs shall not have to prove and that Settling Defendants shall not contest the following facts with respect to OU1 in response to any administrative order or in any judicial proceeding relating to any further response action the Response Agencies select for OU1 to the extent that the reopener conditions in Paragraph 86 or Paragraph 87 (United States' reservations of liability based on unknown conditions or new information) are satisfied:

         (i) Each Settling Defendant is a person who at the time of disposal of a hazardous substance owned or operated a facility from which such hazardous substances were disposed of, and from which there have been releases of hazardous substances which caused the incurrence of response costs for OU1; and

         (ii) Each Settling Defendant is a person who by contract, agreement, or otherwise arranged for the disposal or treatment of hazardous substances owned or possessed by the Settling Defendant, by another party or entity, at a facility owned or operated by another party or entity and containing such hazardous substances, from which there have been releases of hazardous substances which caused the incurrence of response costs for OU1.

                  d. Except as provided by Subparagraph 20.c, nothing herein shall constitute a waiver of any claim or defense by any Party with respect to any such further response action.

               IX. QUALITY ASSURANCE, SAMPLING, AND DATA ANALYSIS

         21. Settling Defendants shall use quality assurance, quality control, and chain of custody procedures for all treatability, design, compliance and monitoring samples in accordance with "EPA Requirements for Quality Assurance Project Plans (QA/R5)" (EPA/240/B-01/003, March 2001), "Guidance for Quality Assurance Project Plans (QA/G-5)" (EPA/600/R-98/018, February 1998), and subsequent amendments to such guidelines upon notification by the Response Agencies to Settling Defendants of such amendment. Amended guidelines shall apply only to procedures conducted after such notification. Prior to the commencement of any monitoring project under this Consent Decree, Settling Defendants shall submit to the Response Agencies for approval a Quality Assurance Project Plan ("QAPP") that is consistent with the SOW, the NCP and applicable guidance documents. If relevant to the proceeding, the Parties agree that validated sampling data generated in accordance with the QAPP(s) and reviewed and approved by the Response Agencies shall be admissible as evidence, without objection, in any proceeding under this Decree. Settling Defendants shall ensure that the Response Agencies' personnel and their authorized representatives are allowed access at reasonable times to all laboratories utilized by Settling Defendants in implementing this Consent Decree. In addition, Settling Defendants shall ensure that such laboratories shall analyze all samples submitted by the Response Agencies pursuant to the QAPP for quality assurance monitoring. Settling Defendants shall ensure that the laboratories they utilize for the analysis of samples taken pursuant to this Decree perform all analyses according to accepted EPA methods. Accepted EPA methods consist of those methods which are documented in the "Contract Lab Program Statement of Work for Inorganic Analysis" and the "Contract Lab Program Statement of Work for Organic Analysis," dated February 1988, and any amendments made thereto during the course of the implementation of this Decree; however, upon approval by the Response Agencies, Settling Defendants may use other analytical methods which are as stringent as or more stringent than the CLP-approved methods. Settling Defendants shall ensure that all laboratories they use for analysis of samples taken pursuant to this Consent Decree participate in an EPA or EPA-equivalent QA/QC program. Settling Defendants shall only use laboratories that have a documented Quality System which complies with ANSI/ASQC E4-1994, "Specifications and Guidelines for Quality Systems for Environmental Data Collection and Environmental Technology Programs," (American National Standard, January 5, 1995), and "EPA Requirements for Quality Management Plans (QA/R-2)," (EPA/240/B-01/002, March 2001) or equivalent documentation as determined by the Response Agencies. The Response Agencies may consider laboratories accredited under the National Environmental Laboratory Accreditation Program ("NELAP") as meeting the Quality System requirements. Settling Defendants shall ensure that all field methodologies utilized in collecting samples for subsequent analysis pursuant to this Decree will be conducted in accordance with the procedures set forth in the QAPP approved by the Response Agencies.

         22. Upon request, the Settling Defendants shall allow split or duplicate samples to be taken by the Response Agencies or their authorized representatives. Settling Defendants shall notify the Response Agencies not less than 15 days in advance of any sample collection activity unless shorter notice is agreed to by the Response Agencies. In addition, the Response Agencies shall have the right to take any additional samples that the Response Agencies deem necessary. Upon request, the Response Agencies shall allow the Settling Defendants to take split or duplicate samples of any samples they take as part of the Plaintiffs' oversight of the Settling Defendants' implementation of the Response Work.

         23. Settling Defendants shall submit to the Response Agencies copies of the results of all sampling and/or tests or other data obtained or generated by or on behalf of Settling Defendants with respect to OU1 and/or the implementation of this Consent Decree unless the Response Agencies agree otherwise.

         24. Notwithstanding any provision of this Consent Decree, the United States and the State hereby retain all of their information gathering and inspection authorities and rights, including enforcement actions related thereto, under CERCLA, RCRA and any other applicable statutes or regulations.

                      X. ACCESS AND INSTITUTIONAL CONTROLS

         25. If any property where access and/or land/water use restrictions are needed to implement this Consent Decree is owned or controlled by any of the Settling Defendants, such Settling Defendants shall:

                  a. commencing on the date of lodging of this Consent Decree, provide the Plaintiffs and their representatives, including the Response Agencies and their contractors, with access at all reasonable times to such property, for the purpose of conducting any activity related to this Consent Decree including, but not limited to, the following activities:

                           (1)      monitoring the Response Work;

                           (2) verifying any data or information submitted to the Plaintiffs;

                           (3) conducting investigations relating to contamination at or near the Site;

                           (4)      obtaining samples;

                           (5) assessing the need for, planning, or implementing additional response actions at or near the Site;

                           (6) implementing the Response Work pursuant to the conditions set forth in Paragraph 90 of this Consent Decree;

                           (7) inspecting and copying records, operating logs, contracts, or other documents maintained or generated by Settling Defendants or their agents, consistent with Section XXVI (Access to Information);

                           (8) assessing Settling Defendants' compliance with this Consent Decree; and

                           (9) determining whether the Site or other property is being used in a manner that is prohibited or restricted, or that may need to be prohibited or restricted, by or pursuant to this Consent Decree;

                  b. commencing on the date of lodging of this Consent Decree, refrain from using the Site, or such other property, in any manner that would interfere with or adversely affect the integrity or protectiveness of the remedial measures to be implemented pursuant to this Consent Decree.

                  c. if requested in writing by the Response Agencies, execute and record in the appropriate County land records office, an easement, running with the land, that: (i) grants a right of access for the purpose of conducting any activity related to this Consent Decree including, but not limited to, those activities listed in Paragraph 25.a of this Consent Decree, and

(ii) grants the right to enforce the land/water use restrictions listed in Paragraph 25.b of this Consent Decree, or other restrictions that the Response Agencies determine are necessary to implement, ensure non-interference with, or ensure the protectiveness of the remedial measures to be performed pursuant to this Consent Decree. Such Settling Defendants shall grant the access rights and the rights to enforce the land/water use restrictions to: (i) the United States, on behalf of EPA, and its representatives, (ii) the State, on behalf of WDNR, and its representatives, (iii) the other Settling Defendants and their representatives, and/or (iv) other appropriate grantees identified by the Response Agencies. Such Settling Defendants shall, within 45 days after receiving a written request from the Response Agencies, submit to the response Agencies for review and approval with respect to such property:

         (i) a draft easement that is enforceable under the laws of the State of Wisconsin, free and clear of all prior liens and encumbrances (except as approved by EPA), and acceptable under the Attorney General's Title Regulations promulgated pursuant to 40 U.S.C. Section 255; and

         (ii) a current title commitment or report prepared in accordance with the U.S. Department of Justice's Title Standards 2001 (the "Standards").

Within 15 days of EPA's approval and acceptance of the easement, such Settling Defendants shall update the title search and, if it is determined that nothing has occurred since the effective date of the commitment or report to affect the title adversely, take the steps necessary to record the easement with the appropriate County land records office. Within 30 days of recording the easement, such Settling Defendants shall provide EPA with final title evidence acceptable under the Standards, and a certified copy of the original recorded easement showing the clerk's recording stamps.

         26. If any property where access and/or land/water use restrictions are needed to implement this Consent Decree is owned or controlled by persons other than any of the Settling Defendants, Settling Defendants shall use best efforts to secure from such persons:

                  a. an agreement to provide access thereto for Settling Defendants, as well as for the Plaintiffs, on behalf of the response Agencies, as well as their representatives (including contractors), for the purpose of conducting any activity related to this Consent Decree including, but not limited to, those activities listed in Paragraph 25.a of this Consent Decree;

                  b. an agreement, enforceable by the Settling Defendants and the Plaintiffs, to abide by the obligations and restrictions established by Paragraph 25.b of this Consent Decree, or that are otherwise necessary to implement, ensure non-interference with, or ensure the protectiveness of the remedial measures to be performed pursuant to this Consent Decree; and

                  c. if requested in writing by the Response Agencies, the execution and recordation in the appropriate County land records office, of an easement, running with the land, that: (i) grants a right of access for the purpose of conducting any activity related to this Consent Decree including, but not limited to, those activities listed in Paragraph 25.a of this Consent Decree, and (ii) grants the right to enforce the land/water use restrictions listed in Paragraph 25 .b of this Consent Decree, or other restrictions that the Response Agencies determine are necessary to implement, ensure non-interference with, or ensure the protectiveness of the remedial measures to be performed pursuant to this Consent Decree. The access rights and/or rights to enforce land/water use restrictions shall be granted to: (i) the United States, on behalf of EPA, and its representatives, (ii) the State, on behalf of WDNR, and its representatives, (iii) the other Settling Defendants and their representatives, and/or (iv) other appropriate grantees. Settling

Defendants shall, within 45 days after receiving a written request from the Response Agencies, submit to the Response Agencies for review and approval with respect to such property:

         (i) a draft easement that is enforceable under the laws of the State of Wisconsin, free and clear of all prior liens and encumbrances (except as approved by the Response Agencies), and acceptable under the Attorney General's Title Regulations promulgated pursuant to 40 U.S.C. Section 255; and

         (ii) a current title commitment or report prepared in accordance with the U.S. Department of Justice's Title Standards 2001 (the "Standards").

Within 15 days of EPA's approval and acceptance of the easement, Settling Defendants shall update the title search and, if it is determined that nothing has occurred since the effective date of the commitment or report to affect the title adversely, take the steps necessary to record the easement with the appropriate County land records office. Within 30 days of the recording of the easement, Settling Defendants shall provide EPA with final title evidence acceptable under the Standards, and a certified copy of the original recorded easement showing the clerk's recording stamps.

         27. For purposes of Paragraph 26 of this Consent Decree, "best efforts" includes the payment of reasonable sums of money in consideration of access, access easements, land/water use restrictions, and/or restrictive easements. If any access or land/water use restriction agreements required by Paragraphs 26.a or 26.b of this Consent Decree are not obtained within 45 days of the Effective Date of this Consent Decree, or if any access easements or restrictive easements required by Paragraph 26.c of this Consent Decree are not submitted to the Response Agencies in draft form within 45 days of receipt of a written request by the Response Agencies, then Settling Defendants shall promptly notify the United States in writing, and shall include in that notification a summary of the steps that Settling Defendants have taken to attempt to comply with Paragraph 26 of this Consent Decree. The United States and the State may, as they deem appropriate, assist Settling Defendants in obtaining access or land/water use restrictions, either in the form of contractual agreements or in the form of easements running with the land. Settling Defendants shall reimburse the United States and the State, as Specified Future Response Costs, for all costs incurred, direct or indirect, by the United States or the State in obtaining such access and/or land/water use restrictions including, but not limited to, the cost of attorney time and the amount of monetary consideration paid or just compensation.

         28. If any property where access and/or land/water use restrictions are needed to implement this Consent Decree is owned or controlled by the Plaintiffs, the Plaintiffs shall use best efforts to assist the Settling Defendants in securing necessary access and/or land/water use restrictions.

         29. If the Response Agencies determine that land/water use restrictions in the form of state or local laws, regulations, ordinances or other governmental controls are needed to implement the remedy selected in the ROD, ensure the integrity and protectiveness thereof, or ensure non-interference therewith, Settling Defendants shall cooperate with the Response Agencies' efforts to secure such governmental controls.

         30. Notwithstanding any provision of this Consent Decree, the United States and the State retain all of their access authorities and rights, as well as all of their rights to require land/water use restrictions, including enforcement authorities related thereto, under CERCLA, RCRA and any other applicable statute or regulations.

                           XI. REPORTING REQUIREMENTS

         31.      Monthly RD/RA Progress Reports.

                  a. In addition to any other requirement of this Consent Decree, starting with the first month after the Date of Lodging, Settling Defendants shall submit two copies of written Monthly RD/RA Progress Reports to each of the Response Agencies that shall: (i) describe the actions which have been taken toward achieving compliance with this Consent Decree during the previous month; (ii) include a summary of all results of sampling and tests and all other data received or generated by Settling Defendants or their contractors or agents in the previous month; (iii) identify all work plans, plans and other deliverables required by this Consent Decree completed and submitted during the previous month; (iv) describe all actions, including, but not limited to, data collection and implementation of work plans, which are scheduled for the next month and provide other information relating to the progress of construction, including, but not limited to, critical path diagrams, Gantt charts and Pert charts; (v) include information regarding percentage of completion, unresolved delays encountered or anticipated that may affect the future schedule for implementation of the Response Work, and a description of efforts made to mitigate those delays or anticipated delays; (vi) include any modifications to the work plans or other schedules that Settling Defendants have proposed to the Response Agencies or that have been approved by the Response Agencies; and (vii) describe all activities undertaken in support of the Community Relations Plan during the previous month and those to be undertaken in the next month. Settling Defendants shall submit these progress reports to the Response Agencies by the tenth day of every month following the Date of Lodging until Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b. During performance of the Remedial Design, the Monthly RD/RA Progress Reports shall include all information required by

Paragraph 38 of the July 2003 AOC and shall thereby satisfy the requirement to submit a monthly progress report under the July 2003 AOC and this Consent Decree. If requested by the Response Agencies, Settling Defendants shall also provide briefings for the Response Agencies to discuss the progress of the Response Work.

                  b. The Settling Defendants shall notify the Response Agencies of any change in the schedule described in the Monthly RD/RA Progress Report for the performance of any activity, including, but not limited to, data collection and implementation of work plans, no later than seven days prior to the performance of the activity.

         32. Quarterly Reports. Starting with the second quarter of 2004, the Settling Defendants shall submit Quarterly Reports under this Paragraph to assist the Plaintiffs in monitoring the funding and budgeting of the Response Work and any Approved Restoration Work.

                  a. The Settling Defendants shall submit Quarterly Reports on a quarterly basis for so long as the Remedial Action continues under this Consent Decree, until Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b. For a given calendar year, the Report for the first calendar quarter shall be submitted by no later than May 1 of that calendar year, the Report for the second calendar quarter shall be submitted by no later than August 1 of that calendar year, the Report for the third calendar quarter shall be submitted by no later than November 1 of that calendar year, and the Report for the fourth calendar quarter shall be submitted by no later than February 1 of the next calendar year.

                  b.       Each Quarterly Report shall:

                           (1) provide a complete and accurate written cost summary of all Allowable RD/RA Costs submitted to the Escrow Agent for payment from the

                  Escrow Account during the reporting period, certified in accordance with Subparagraph 32.c;

                           (2) specify any amount requested as a periodic disbursement from the Disbursement Special Account to the Escrow Account pursuant to Paragraph 10 and Appendix B;

                           (3) provide a complete and accurate written cost summary of all Allowable Restoration Work Costs submitted to the Escrow Agent for payment from the Escrow Account during the reporting period, certified in accordance with Subparagraph 32.c;

                           (4) list and total all amounts requested and/or disbursed during the reporting period as payments or reimbursements from the Escrow Account pursuant to Paragraph 11 and Appendix C;

                           (5) indicate the approximate balance of the Escrow Account at the end of the reporting period;

                           (6) summarize all Response Work and all Approved Restoration Work funded and performed under the Consent Decree during the reporting period; and

                           (7) project whether the total balance remaining in the Disbursement Special Account and the Escrow Account is likely to be sufficient to fund the completion of the Remedial Action, after making all other payments and reimbursements from those Accounts that are required under the Consent Decree.

                  c. Each Quarterly Report shall contain the following certification signed by the Chief Financial Officer of a Settling Defendant or by an Independent Certified Public Accountant retained by the Settling
Defendants:

         "To the best of my knowledge, after thorough investigation and review of Settling Defendants' documentation of unreimbursed costs incurred and paid for the work summarized in this report that was performed pursuant to the Consent Decree, I certify that the information contained in or accompanying this Quarterly Report is true, accurate, and complete. I am aware that there are significant penalties for knowingly submitting false information, including the possibility of fine and imprisonment."

Each Quarterly Report shall include a list of the cost documents that the certifying individuals reviewed in support of the Quarterly Cost Summary Report. Upon request by the Plaintiffs, Settling Defendants shall provide the Plaintiffs any additional information that the Plaintiffs deem necessary for review of a Quarterly Report.

                  d. If the Plaintiffs find that a Quarterly Report includes a mathematical error, an accounting error, costs that are not Allowable Response Work Costs or Allowable Restoration Work Costs, costs that are inadequately documented, or costs covered by a prior Quarterly Report, the Plaintiffs will notify Settling Defendants and the Settling Defendants shall cure the deficiency by submitting a revised Quarterly Report.

         33.      Release Reporting.

                  a. Upon the occurrence of any event during performance of the Response Work that Settling Defendants are required to report pursuant to
Section 103 of CERCLA or Section 304 of the Emergency Planning and Community Right-to-Know Act ("EPCRA"), Settling Defendants shall within 24 hours of the onset of such event orally notify the Response Agencies' Project Coordinators or the Response Agencies' Alternate Project Coordinators (in the event of the unavailability of the Project Coordinator). If neither the EPA Project Coordinator nor the EPA Alternate Project Coordinator is available, oral notification notice shall be given to the Emergency Response Section, Region 5, United States Environmental Protection Agency.

These reporting requirements are in addition to the reporting required by CERCLA
Section 103 or EPCRA Section 304.

                  b. Within 20 days of the onset of such an event, Settling Defendants shall furnish to Plaintiffs a written report, signed by the Settling Defendants' Project Coordinator, setting forth the events which occurred and the measures taken, and to be taken, in response thereto. Within 30 days of the conclusion of such an event, Settling Defendants shall submit a report to Plaintiffs setting forth all actions taken in response thereto.

         34.      Submission and Certification of Reports.

                  a. Settling Defendants shall submit two hard copies of all plans, reports, and data required by the SOW, the Remedial Design Work Plan, the Remedial Action Work Plan, or any other approved plans to each of the Response Agencies in accordance with the schedules set forth in such plans. At the same time, the Settling Defendants shall submit an additional copy to each of the Response Agencies in electronic format.

                  b. All reports and other documents submitted by Settling Defendants to the Response Agencies (other than the monthly progress reports referred to above) which purport to document Settling Defendants' compliance with the terms of this Consent Decree shall be signed by an authorized representative of the Settling Defendants, including but not limited to the Settling Defendants' Project Coordinator.

         XII. RESPONSE AGENCIES' APPROVAL OF PLANS AND OTHER SUBMISSIONS

         35. After review of any plan, report or other item which is required to be submitted for approval by the Response Agencies pursuant to this Consent Decree, the Response Agencies shall: (i) approve, in whole or in part, the submission; (ii) approve the submission upon specified conditions; (iii) modify the submission to cure the deficiencies; (iv) disapprove, in whole or in part, the submission, directing that the Settling Defendants modify the submission; or (v) any combination of the above. However, the Response Agencies shall not modify a submission without first providing Settling Defendants at least one notice of deficiency and an opportunity to cure within 30 days, except where to do so would cause serious disruption to the Response Work or where previous submission(s) have been disapproved due to material defects and the deficiencies in the submission under consideration indicate a bad faith lack of effort to submit an acceptable deliverable.

         36. In the event of approval, approval upon conditions, or modification by the Response Agencies, pursuant to Paragraph 35(i), (ii), or
(iii), Settling Defendants shall proceed to take any action required by the plan, report, or other item, as approved or modified by the Response Agencies subject only to their right to invoke the Dispute Resolution procedures set forth in Section XX (Dispute Resolution) with respect to the modifications or conditions made by the Response Agencies. In the event that a submission has a material defect and the Response Agencies modify the submission to cure the deficiencies pursuant to Paragraph 35(i), the Response Agencies retain their right to seek stipulated penalties, as provided in Section XXI (Stipulated Penalties).

         37.      Resubmission of Plans.

                  a. Upon receipt of a notice of disapproval pursuant to Paragraph 35(iv), Settling Defendants shall, within 30 days or such longer time as specified by the Response Agencies in such notice, correct the deficiencies and resubmit the plan, report, or other item for approval. Any stipulated penalties applicable to the submission, as provided in Section XXI, shall accrue during the 30-day period or otherwise specified period but shall not be payable unless the resubmission is disapproved or modified due to a material defect as provided in Paragraphs 38 and 39.

                  b. Notwithstanding the receipt of a notice of disapproval pursuant to Paragraph 35(iv), Settling Defendants shall proceed, at the direction of the Response Agencies, to take any action required by any non-deficient portion of the submission. Implementation of any non-deficient portion of a submission shall not relieve Settling Defendants of any liability for stipulated penalties under Section XXI (Stipulated Penalties).

         38. In the event that a resubmitted plan, report or other item, or portion thereof, is disapproved by the Response Agencies, the Response Agencies may again require the Settling Defendants to correct the deficiencies, in accordance with the preceding Paragraphs. The Response Agencies also retain the right to modify or develop the plan, report or other item. Settling Defendants shall implement any such plan, report, or item as modified or developed by the Response Agencies, subject only to their right to invoke the procedures set forth in Section XX (Dispute Resolution).

         39. If upon resubmission, a plan, report, or item is disapproved or modified by the Response Agencies due to a material defect, Settling Defendants shall be deemed to have failed to submit such plan, report, or item timely and adequately unless the Settling Defendants invoke the dispute resolution procedures set forth in Section XX (Dispute Resolution) and the response Agencies' action is overturned pursuant to that Section. The provisions of Section XX (Dispute Resolution) and Section XXI (Stipulated Penalties) shall govern the implementation of the Response Work and accrual and payment of any stipulated penalties during Dispute Resolution. If the Response Agencies' disapproval or modification is upheld, stipulated penalties shall accrue for such violation from the date on which the initial submission was originally required, as provided in Section XXI.

         40. All plans, reports, and other items required to be submitted to the response Agencies under this Consent Decree shall, upon approval or modification by the Response Agencies, be enforceable under this Consent Decree, in the event the Response Agencies approve or modify a portion of a plan, report, or other item required to be submitted to the Response Agencies under this Consent Decree, the approved or modified portion shall be enforceable under this Consent Decree.

                           XIII. PROJECT COORDINATORS

         41. Within 10 days after Settling Defendant WTM I Company's submittal of the Pre-Final (90%) Design, Settling Defendants, WDNR, and EPA will notify each other, in writing, of the name, address and telephone number of their respective designated Project Coordinators and Alternate Project Coordinators. If a Project Coordinator or Alternate Project Coordinator initially designated is changed, the identity of the successor will be given to the other Parties at least 5 working days before the changes occur, unless impracticable, but in no event later than the actual day the change is made. The Settling Defendants' Project Coordinator shall be subject to disapproval by the Response Agencies and shall have the technical expertise sufficient to adequately oversee all aspects of the Response Work. The Settling Defendants' Project Coordinator shall not be an attorney for any of the Settling Defendants in this matter. He or she may assign other representatives, including other contractors, to serve as a representative for oversight of performance of daily operations during remedial activities at OU1.

         42. Plaintiffs may designate other representatives, including, but not limited to, EPA and WDNR employees, and federal and State contractors and consultants, to observe and monitor the progress of any activity undertaken pursuant to this Consent Decree. EPA's Project Coordinator and Alternate Project Coordinator shall have the authority lawfully vested in a Remedial Project Manager ("RPM") and an On-Scene Coordinator ("OSC") by the National Contingency Plan, 40 C.F.R. Part 300. In addition, the Response Agencies' Project Coordinators or Alternate Project Coordinators shall have authority, consistent with the National Contingency Plan, to halt any Response Work required by this Consent Decree and to take any necessary response action when s/he determines that conditions at the Site constitute an emergency situation or may present an immediate threat to public health or welfare or the environment due to release or threatened release of Waste Material.

         43. The Response Agencies' Project Coordinators and the Settling Defendants' Project Coordinator will meet, at a minimum, on a monthly basis.

                        XIV. CERTIFICATION OF COMPLETION

         44.      Certification of Completion of the Remedial Action for OU1.

                  a. Within 90 days after Settling Defendants conclude that the Remedial Action has been fully performed such that the Performance Standards have been achieved, Settling Defendants shall schedule and conduct a pre-certification inspection to be attended by Settling Defendants and the Response Agencies. If, after the pre-certification inspection, the Settling Defendants still believe that the Remedial Action has been fully performed such that the Performance Standards have been achieved, they shall submit a written report to the Response Agencies requesting certification pursuant to Section XII (Response Agencies' Approval of Plans and Other Submissions) within 60 days of the inspection. In the report, a registered professional engineer and the Settling Defendants' Project Coordinator shall state that the Remedial Action has been completed in full satisfaction of the requirements of this Consent Decree. The written report shall include as-built drawings signed and stamped by a professional engineer. The report shall contain the following statement, signed by a responsible corporate official of a Settling Defendant or the Settling Defendants' Project Coordinator:

         To the best of my knowledge, after thorough investigation, I certify that the information contained in or accompanying this submission is true, accurate and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fine and imprisonment for knowing violations.

If, after completion of the pre-certification inspection and receipt and review of the written report, EPA, after reasonable opportunity to review and comment by the State, determines that the Remedial Action or any portion thereof has not been completed in accordance with this Consent Decree such that the Performance Standards have not been achieved, EPA will notify Settling Defendants in writing of the activities that must be undertaken by Settling Defendants pursuant to this Consent Decree to complete the Remedial Action such that the Performance Standards are achieved; provided, however, that EPA may only require Settling Defendants to perform such activities pursuant to this Paragraph to the extent that such activities are consistent with the "scope of the remedy selected in the ROD," as that term is defined in Paragraph 15.b. EPA will set forth in the notice a schedule for performance of such activities consistent with the Consent Decree and the SOW or require the Settling Defendants to submit a schedule to EPA for approval pursuant to Section XII (Response Agencies' Approval of Plans and Other Submissions). Settling Defendants shall perform all activities described in the notice in accordance with the specifications and schedules established pursuant to this Paragraph, subject to their right to invoke the dispute resolution procedures set forth in Section XX (Dispute Resolution).

                  b. If EPA concludes, based on the initial or any subsequent report requesting Certification of Completion and after a reasonable opportunity for review and comment by the State, that the Remedial Action has been performed in accordance with this Consent Decree such that the Performance Standards have been achieved, EPA will so certify in writing to Settling Defendants. This certification shall constitute the Certification of Completion of the Remedial Action for purposes of this Consent Decree, including, but not limited to, Section XXII (Covenants Not to Sue by Plaintiffs). Except as expressly provided by this Consent Decree, Certification of Completion of the Remedial Action shall not affect Settling Defendants' obligations under this Consent Decree.

         45.      Certification of Completion of the Response Work for OU1.

                  a. Within 90 days after Settling Defendants conclude that all phases of the Response Work (including O&M, Post-Remedy Institutional Controls Work, and Post-Remedy Monitoring) have been fully performed, Settling Defendants shall schedule and conduct a pre-certification inspection to be attended by Settling Defendants and the Response Agencies. If, after the pre-certification inspection, the Settling Defendants still believe that the Response Work has been fully performed, Settling Defendants shall submit a written report by a registered professional engineer stating that the Response Work has been completed in full satisfaction of the requirements of this Consent Decree. The report shall contain the following statement, signed by a responsible corporate official of a Settling Defendant or the Settling Defendants' Project Coordinator:

          To the best of my knowledge, after thorough investigation, I certify that the information contained in or accompanying this submission is true, accurate and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fine and imprisonment for knowing violations.

If, after review of the written report, EPA, after reasonable opportunity to review and comment by the State, determines that any portion of the Response Work has not been completed in accordance with this Consent Decree, EPA will notify Settling Defendants in writing of the activities that must be undertaken by Settling Defendants pursuant to this Consent Decree to complete the Response Work; provided, however, that EPA may only require Settling Defendants to perform such activities pursuant to this Paragraph to the extent that such activities are consistent with the "scope of the remedy selected in the ROD," as that term is defined in Paragraph 15.b. EPA will set forth in the notice a schedule for performance of such activities consistent with the Consent Decree and the SOW or require the Settling Defendants to submit a schedule to EPA for approval pursuant to Section XII (Response Agencies' Approval of Plans and Other Submissions). Settling Defendants shall perform all activities described in the notice in accordance with the specifications and schedules established therein, subject to their right to invoke the dispute resolution procedures set forth in
Section XX (Dispute Resolution).

                  b. If EPA concludes, based on the initial or any subsequent request for Certification of Completion by Settling Defendants and after a reasonable opportunity for review and comment by the State, that the Response Work has been performed in accordance with this Consent Decree, EPA will so notify the Settling Defendants in writing.

                             XV. EMERGENCY RESPONSE

         46. In the event of any action or occurrence during the performance of the Response Work which causes or threatens a release of Waste Material at or from OU1 that constitutes an emergency situation or may present an immediate threat to public health or welfare or the environment, Settling Defendants shall, subject to Paragraph 47, immediately take all appropriate action to prevent, abate, or minimize such release or threat of release, and shall immediately notify the Response Agencies' Project Coordinators, or, if a Response Agency Project Coordinator is unavailable, the Response Agency's Alternate Project Coordinator. If neither the EPA Project Coordinator nor the EPA Alternate Project Coordinator is available, the Settling Defendants shall notify the EPA Emergency Response Unit, Region 5. Settling Defendants shall take such actions in consultation with the EPA's Project Coordinator or other available authorized EPA officer and in accordance with all applicable provisions of the Health and Safety Plans, the Contingency Plans, and any other applicable plans or documents developed pursuant to the SOW. In the event that Settling Defendants fail to take appropriate response action as required by this Section, and EPA or, as appropriate, the State takes such action instead, Settling Defendants shall reimburse EPA and the State for all costs of the response action not inconsistent with the NCP pursuant to Paragraph 54 (Payment of Specified Future Response Costs).

         47. Nothing in the preceding Paragraph or in this Consent Decree shall be deemed to limit any authority of the United States, or the State, to:
(i) take all appropriate action to protect human health and the environment or to prevent, abate, respond to, or minimize an actual or threatened release of Waste Material on, at, or from the Site, or (ii) direct or order such action, or seek an order from the Court, to protect human health and the environment or to prevent, abate, respond to, or minimize an actual or threatened release of Waste Material at or from the Site, subject to Section XXII (Covenants Not to Sue by Plaintiffs).

                    XVI. NATURAL RESOURCE RESTORATION EFFORTS

         48. Settling Defendants' Performance of Approved Restoration Work. As provided by the following Subparagraphs, the Settling Defendants may propose to the Plaintiffs or the Plaintiffs may propose to the Settling Defendants that the Settling Defendants perform certain natural resource restoration work under this Consent Decree, with the costs to be paid or reimbursed from the Escrow Account.

                  a. Any restoration work that the Parties agree will be performed by one or both of the Settling Defendants under this Paragraph shall be performed in accordance with a written Project Implementation Plan, jointly approved by the Plaintiffs and by the other Trustees, as represented by the Trustee Council ("Approved Restoration Work"). The Project Implementation Plan shall: (i) describe the restoration work to be performed by one or both of the Settling Defendants; (ii) establish a schedule for performance of the work; and
(iii) establish a project budget and a pre-approved cost ceiling for the work. The Project Implementation Plan(including the project budget and the pre-approved cost ceiling) may be revised during the course of the work by a written amendment approved by the Parties to this Consent Decree and by the other Trustees.

                  b. All Approved Restoration Work shall be consistent with the Trustees' Joint Restoration Plan and Environmental Assessment for the Lower Fox River and Green Bay(the "Restoration Plan").

                  c. All of the Settling Defendants' Allowable Restoration Work Costs (as defined by Subparagraph 9.b) for Approved Restoration Work shall be paid or reimbursed from the Escrow Account in accordance with Paragraph 11 of this Consent Decree and Appendix C. Dispute resolution provisions and force majeure provisions for Approved Restoration Work are set forth in Appendix E, which is incorporated herein by reference.

                  d. As provided by Paragraph 32, each Quarterly Report submitted to the Plaintiffs under this Consent Decree shall include, among other things, a complete and accurate written cost summary of all Allowable Restoration Work Costs for the reporting period, and a summary of all Approved Restoration Work funded and performed under this Paragraph during the reporting period.

                  e. Within 60 days after completing all Approved Restoration Work under a particular Project Implementation Plan, the Settling Defendants shall submit a Final Project Report to DOI and WDNR summarizing: (i) all Approved Restoration Work performed under the Plan; and (ii) the total Allowable Restoration Work Costs for the Approved Restoration Work performed under the Plan. DOI and WDNR shall in turn provide the other Trustees copies of each Final Project Report.

         49.      Trustee-Sponsored Natural Resource Restoration Efforts.

                  a. All funds paid and disbursed to a Site-specific sub-account within the NRDAR Fund under Paragraph 53 shall be managed by DOI for the joint benefit and use of the Trustees to pay for Trustee-sponsored natural resource restoration efforts in accordance with the Restoration Plan. Consistent with the Restoration Plan, all such funds shall be applied toward the costs of restoration, rehabilitation, or replacement of injured natural resources at the Site, and/or acquisition of equivalent resources, including but not limited to any administrative costs and expenses necessary for, and incidental to, restoration, rehabilitation, replacement, and/or acquisition of equivalent resources planning, and any restoration, rehabilitation, replacement, and/or acquisition of equivalent resources undertaken.

                  b. Decisions regarding any dedication or expenditure of funds under this Paragraph shall be made by the Trustees, acting through the Trustee Council. Settling Defendants shall not be entitled to dispute - under
Section XX (Dispute Resolution) or in another forum or proceeding - any decision relating to funds or restoration efforts under this Paragraph.

                                 XVII. PAYMENTS

         50.      Payments Into the Escrow Account.

                  a. Timing and Amount of Payments. Each Settling Defendant shall pay a total of $26,250,000 into the Escrow Account in accordance with the following schedule: (i) each Settling Defendant shall deposit $10,500,000 into the Escrow Account by no later than March 31, 2004; and (ii) each Settling Defendant shall deposit an additional $15,750,000 into the Escrow Account by no later than June 30, 2004. The payment requirements of this Paragraph are several obligations only, not joint obligations.

                  b. Nature of the Payments. Each Settling Defendant's payment under this Paragraph includes the following: (i) $25,000,000 to fund the Remedial Action; and (ii) $1,250,000 to fund a portion of the NRD Commitment.

         51.      Disbursements from the Escrow Account

                  a. As provided by this Consent Decree and Appendix C, certain funds from the Escrow Account shall be disbursed to the United States and the State as payment of sums due under this Consent Decree, and certain other funds from Escrow Account shall be disbursed to the Settling Defendants for payment or reimbursement of Allowable RD/RA Costs and/or Allowable Restoration Work Costs.

                  b. It is anticipated that certain funds may be disbursed from the Escrow Account for payment of certain Allowable RD/RA costs and/or Allowable Restoration Work Costs even before the Effective Date. In the event the Plaintiffs withdraw or withhold consent to this Consent Decree before entry, or the Court declines to enter the Consent Decree, the unexpended balance of the Escrow Account shall be disbursed to the Settling Defendants at their request.

         52.      Initial Payments to Plaintiffs.

                  a. Initial Payments to the United States. Within 30 days after the Date of Lodging, the Settling Defendants shall pay a total of $1,040,000 directly to the United States, with each Settling Defendant being responsible for paying one-half of that total amount($520,000 each). The $1,040,000 paid to the United States under this Subparagraph shall be applied as follows: (i) $740,000 shall be directed to the Fox River Site Special Account within the EPA Hazardous Substance Superfund, as the EPA Past Cost Payments, and shall be retained and used to conduct or finance response actions at or in connection with the Site, or transferred by EPA to the EPA Hazardous Substance Superfund; and (ii) $300,000 shall be directed to the DOI NRDAR Fund, as the DOI Past Cost Payments.

                  b. State Past Cost Payments. Within 30 days after the Date of Lodging, the Settling Defendants shall pay a total of $10,000 directly to the State, as the State Past Cost Payments, with each Settling Defendant being responsible for paying one-half of that total amount ($5,000 each).

                  c. The payment requirements of this Paragraph are several obligations only, not joint obligations.

         53. Subsequent Payments and Disbursements for Natural Resource Restoration. As provided by this Paragraph and by Appendix C, a total of $3,000,000 shall be paid and disbursed as the NRD Commitment.

                  a. By no later than January 31, 2004, the Settling Defendants shall pay a total of $500,000 of the NRD Commitment directly to a Site-specific sub-account within the DOI NRDAR Fund, with each Settling Defendant being responsible for paying one-half of that total amount ($250,000 each), to finance Trustee-sponsored natural resource damage restoration efforts under Paragraph 49. The payment requirements of this Subparagraph are several obligations only, not joint obligations.

                  b. The remaining $2,500,000 of the NRD Commitment shall be disbursed from the Escrow Account in accordance with the schedule and requirements of Appendix C: (i) for payment or reimbursement of Allowable Restoration Work Costs incurred for Approved Restoration Work to be performed by the Settling Defendants under Paragraph 48; and/or (ii) for payment to a Site-specific sub-account within the DOI NRDAR Fund, to finance
Trustee-sponsored natural resource damage restoration efforts under Paragraph 49.

         54.      Reimbursement of Specified Future Response Costs.

                  a. EPA Reimbursement. All Specified Future Response Costs incurred by the United States shall be reimbursed as follows:

                           (1)      Except for costs under Section XV (Emergency
Response) that are payable under Subparagraph 54.a.(2), all Specified Future Response Costs incurred and billed by the United States before Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b shall be reimbursed from the Escrow Account as provided by Appendix C, to the extent that such costs are not inconsistent with the National Contingency Plan.

                           (2)      The Settling Defendants shall make direct
payments to EPA for any Specified Future Response Costs incurred by the United States under Section XV (Emergency Response) and for any Specified Future Response Costs incurred and/or billed by the United States after Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b, to the extent such costs are not inconsistent with the National Contingency Plan. On a periodic basis, the United States will send Settling Defendants a bill requiring payment that includes an EPA cost summary, showing direct and indirect costs incurred by EPA and its contractors, and a DOJ cost summary, showing costs incurred by DOJ and its contractors, if any. Settling Defendants shall make all payments within 30 days of Settling Defendants' receipt of each bill requiring payment, except as otherwise provided by Paragraph 68.

                           (3)      All payments and disbursements received by
EPA under this Subparagraph 54.a shall be deposited in the Fox River Site Special Account within the EPA Hazardous Substance Superfund, and shall be retained and used to conduct or finance response actions at or in connection with the Site, or transferred by EPA to the EPA Hazardous Substance Superfund.

                  b. State Reimbursement. All Specified Future Response Costs incurred by the State shall be reimbursed as follows:

                           (1)      Except for costs under Section XV (Emergency
Response) that are payable under Subparagraph 54.b.(2), all Specified Future Response Costs incurred and billed by the State before Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b shall be reimbursed from the Escrow Account as provided by Appendix C, to the extent that such costs are not inconsistent with the National Contingency Plan.

                           (2)      The Settling Defendants shall make direct
payments to the State for any Specified Future Response Costs incurred by the State under Section XV (Emergency Response) and for any Specified Future Response Costs incurred and/or billed by the State after Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b, to the extent such costs are not inconsistent with the National Contingency Plan. On a periodic basis, the State will send Settling Defendants a bill requiring payment that includes a WDNR cost summary, showing direct and indirect costs incurred by WDNR and its contractors, and a WDOJ cost summary, showing costs incurred by WDOJ and its contractors, if any. Settling Defendants shall make all payments within 30 days of Settling Defendants' receipt of each bill requiring payment, except as otherwise provided by Paragraph 68.

                  c. The payment requirements of this Paragraph are joint obligations of both Settling Defendants, not several obligations.

         55.      Payment Instructions.

                  a.       Payments to the United States.

                           (1)      Initial Payments to the United States. The
Initial Payments to the United States under Subparagraph 52.a shall be paid by FedWire Electronic Funds Transfer ("EFT") to the U.S. Department of Justice account in accordance with current EFT procedures, referencing the Lower Fox River and Green Bay Site and DOJ Case Number 90-11-2-1045/2. Payment shall be made in accordance with instructions to be provided by the Financial Litigation Unit of the United States Attorney's Office for the Eastern District of Wisconsin after the Date of Lodging. Any payments received by the Department of Justice after 4:00 p.m. (Eastern Time) will be credited on the next business day. At the time of payment, Settling Defendants shall ensure that notice that payment has been made is sent to DOJ, DOI, and EPA in accordance with Section XXVIII (Notices and Submissions) and to:

         Financial Management Officer
         U.S. Environmental Protection Agency, Region 5
         Mail Code MF-10J
         77 W. Jackson Blvd.
         Chicago, IL  60604

Of the $1,040,000 total amount paid to the United States under Subparagraph 52.a: (i) $740,000 shall be deposited in the Fox River Site Special Account, to be retained and used to conduct or finance response actions at or in connection with the Site, or transferred by EPA to the EPA Hazardous Substance Superfund; and (ii) $300,000 shall be deposited in the DOI NRDAR Fund.

                           (2)      All Other Payments to EPA. Except as
provided by Subparagraph 55.a.(l), all payments to EPA under this Section or under Appendix C shall: (i) be made by a certified or cashier's check or checks made payable to "EPA Hazardous Substance Superfund, Fox River Site Special Account;" (ii) reference the Lower Fox River and Green Bay Site, EPA Site/Spill ID Number A565, and DOJ Case Number 90-11-2-1045/2; and (iii) indicate that the payment is for Specified Future Response Costs payable pursuant to this Consent Decree. All payments to EPA under Section XXI (Stipulated Penalties and Stipulated Damages) shall: (i) be made by a certified or cashier's check or checks made payable to "EPA Hazardous Substance Superfund;" (ii) reference the Lower Fox River and Green Bay Site, EPA Site/Spill ID Number A565, and DOJ Case Number 90-11-2-1045/2; and (iii) indicate that the payment is for stipulated penalties payable pursuant to this Consent Decree. All payments under this Subparagraph 55.a. (2) shall be sent to:

         U.S. Environmental Protection Agency, Region 5
         Program Accounting and Analysis Branch
         P.O. Box 70753
         Chicago, IL 60673

At the time of payment, Settling Defendants shall ensure that notice that payment has been made is sent to DOJ and EPA in accordance with Section XXVIII (Notices and Submissions) and to:

         Financial Management Officer
         U.S. Environmental Protection Agency, Region 5
         Mail Code MF-10J
         77 W. Jackson Blvd.
         Chicago, IL 60604

                           (3)      All Other Payments to the DOI NRDAR Fund.
Except as provided by Subparagraph 55.a.(l), all payments to the DOI NRDAR Fund under this Section or under Appendix C shall: (i) be made by an electronic funds transfer transaction in accordance with transfer instruction to be provided by the United States; (ii) reference the Lower Fox River and Green Bay Site and DOJ Case Number 90-11-2-1045/2; and (iii) indicate that the payment is being made pursuant to this Consent Decree with WTM I Company and P. H. Glatfelter Company. At the time of payment, Settling Defendants shall ensure that notice that payment has been made is sent to DOI, DOJ, WDNR, and WDOJ in accordance with Section XXVIII (Notices and Submissions) and to:

         Department of the Interior
         Natural Resource Damage Assessment and Restoration Program
         Attn: Restoration Fund Manager
         1849 C Street, N.W.
         Mailstop 4449
         Washington, DC   20240

DOI shall in turn notify the other Trustees that a payment to the DOI NRDAR Fund has been received under this Subparagraph.

                           (4)      Payments to the United States for Stipulated
Damages Under Paragraph 74. All payments to the United States under Paragraph 74 (Stipulated Damages Amounts - NRD Commitment) shall: (i) be made by a certified or cashier's check or checks made payable to "Treasurer, United States of America;" (ii) be tendered to the Financial Litigation Unit of the Office of the United States Attorney for the Eastern District of Wisconsin; and (iii) be accompanied by a letter referencing the Lower Fox River and Green Bay Site and indicating that the payment is for stipulated damages payable pursuant to Paragraph 74 of this Consent Decree with WTM I Company and P. H. Glatfelter Company. At the time of payment, Settling Defendants shall ensure that notice that payment has been made is sent to DOI and DOJ in accordance with Section XXVIII (Notices and Submissions).

                  b. Payments to the State. All payments to the State under this Section or under Section XXI (Stipulated Penalties and Stipulated Damages) shall: (i) be made by a certified or cashier's check or checks made payable to "Wisconsin Department of Natural Resources;" (ii) reference the Lower Fox River and Green Bay Site; (iii) indicate that the payment is being made pursuant to this Consent Decree with WTM I Company and P. H. Glatfelter Company; and (iv) be sent to:

         Wisconsin Department of Natural Resources
         Attn: Greg Hill, State Project Coordinator
         101 S.Webster St.
         Madison, WI  53703

At the time of payment, Settling Defendants shall ensure that notice that payment has been made is sent to the State in accordance with Section XXVIII (Notices and Submissions).

                      XVIII. INDEMNIFICATION AND INSURANCE

         56. Settling Defendants' Indemnification of the United States and the State.

                  a. The United States and the State do not assume any liability by entering into this agreement or by virtue of any designation of Settling Defendants as EPA's authorized representatives under Section 104(e) of CERCLA. Settling Defendants shall indemnify, save and hold harmless the United States, the State, and their officials, agents, employees, contractors, subcontractors, or representatives for or from any and all claims or causes of action arising from, or on account of, negligent or other wrongful acts or omissions of Settling Defendants, their officers, directors, employees, agents, contractors, subcontractors, and any persons acting on their behalf or under their control, in carrying out activities pursuant to this Consent Decree, including, but not limited to, any claims arising from any designation of Settling Defendants as EPA's authorized representatives under Section 104(e) of CERCLA. Further, the Settling Defendants agree to pay the United States and the State all costs they incur including, but not limited to, attorneys fees and other expenses of litigation and settlement arising from, or on account of, claims made against the United States or the State based on negligent or other wrongful acts or omissions of Settling Defendants, their officers, directors, employees, agents, contractors, subcontractors, and any persons acting on their behalf or under their control, in carrying out activities pursuant to this Consent Decree. Neither the United States nor the State shall be held out as a party to any contract entered into by or on behalf of Settling Defendants in carrying out activities pursuant to this Consent Decree. Neither the Settling Defendants nor any such contractor shall be considered an agent of the United States or the State.

                  b. The United States and the State shall give Settling Defendants notice of any claim for which the United States or the State plans to seek indemnification pursuant to Paragraph 56, and shall consult with Settling Defendants prior to settling such claim.

                  c. Nothing contained in this Consent Decree is intended to limit Settling Defendants' potential for insurance coverage.

         57. Settling Defendants waive all claims against the United States and the State for damages or reimbursement or for set-off of any payments made or to be made to the United States or the State, arising from or on account of any contract, agreement, or arrangement between any one or more of Settling Defendants and any person for performance of Response Work on or relating to OU1 or any Approved Restoration Work, including, but not limited to, claims on account of construction delays. In addition, Settling Defendants shall indemnify and hold harmless the United States and the State with respect to any and all claims for damages or reimbursement arising from or on account of any contract, agreement, or arrangement between any one or more of Settling Defendants and any person for performance of Response Work on or relating to OU1 or any Approved Restoration Work, including, but not limited to, claims on account of construction delays.

         58. No later than 15 days before commencing any on-site Remedial Design work under this Consent Decree, Settling Defendant WTMI Company shall secure, and shall maintain throughout the Remedial Design, comprehensive general liability insurance with limits of 1 million dollars, combined single limit, and automobile liability insurance with limits of 1 million dollars, combined single limit, naming the United States and the State as additional insureds. No later than 15 days before commencing any on-site Remedial Action work under this Consent Decree, Settling Defendants shall secure, and shall maintain until the first anniversary of EPA's Certification of Completion of the Remedial Action pursuant to Subparagraph 44.b, comprehensive general liability insurance with limits of 5 million dollars, combined single limit, and automobile liability insurance with limits of 2 million dollars, combined single limit, naming the United States and the State as additional insureds. In addition, for the duration of this Consent Decree, Settling Defendants shall satisfy, or shall ensure that their contractors or subcontractors satisfy, all applicable laws and regulations regarding the provision of worker's compensation insurance for all persons performing the Response Work on behalf of Settling Defendants in furtherance of this Consent Decree. Prior to commencement of the Response Work under this Consent Decree, Settling Defendants shall provide the Response Agencies certificates of such insurance and a copy of each insurance policy. Settling Defendants shall resubmit such certificates and copies of policies each year on the anniversary of the Effective Date. If Settling Defendants demonstrate by evidence satisfactory to the Response Agencies that any contractor or subcontractor maintains insurance equivalent to that described above, or insurance covering the same risks but in a lesser amount, then, with respect to that contractor or subcontractor, Settling Defendants need provide only that portion of the insurance described above which is not maintained by the contractor or subcontractor. Costs incurred by Settling Defendants to comply with this paragraph shall be considered Allowable RD/RA Costs.

                            XIX. FORCE MAJEURE EVENTS

         59. Except as provided by Paragraph 2 of Appendix E, if any event occurs or has occurred that may delay the performance of any obligation under this Consent Decree, whether or not caused by a Force Majeure Event, the Settling Defendants or their contractors shall orally notify the Response Agencies' Project Coordinators or, in a Response Agency's Project Coordinator's absence, the response Agency's Alternate Project Coordinator or, in the event both of EPA's designated representatives are unavailable, Superfund Division Director for EPA Region 5, within 5 working days of when Settling Defendants first knew that the event might cause a delay. Within 10 working days thereafter, Settling Defendants shall provide the Response Agencies a written explanation and description of the reasons for the delay; the anticipated duration of the delay; all actions taken or to be taken to prevent or minimize the delay; a schedule for implementation of any measures to be taken to prevent or mitigate the delay or the effect of the delay; the Settling Defendants' rationale for attributing such delay to a Force Majeure Event if they intend to assert such a claim; and a statement as to whether, in the opinion of the Settling Defendants, such event may cause or contribute to an endangerment to public health, welfare or the environment. The Settling Defendants shall include with any notice all available documentation supporting their claim that the delay was attributable to a Force Majeure Event. Failure to comply with the above requirements shall preclude Settling Defendants from asserting any claim of a Force Majeure Event for that event for the period of time of such failure to comply, and for any additional delay caused by such failure. Settling Defendants shall be deemed to know of any circumstance of which Settling Defendants, any entity controlled by Settling Defendants, or Settling Defendants' contractors knew or should have known.

         60. If EPA, after a reasonable opportunity for review and comment by WDNR, agrees that the delay or anticipated delay is attributable to a Force Majeure Event, the time for performance of the obligations under this Consent Decree that are affected by the Force Majeure Event will be extended by EPA, after a reasonable opportunity for review and comment by WDNR, for such time as is necessary to complete those obligations. An extension of the time for performance of the obligations affected by the Force Majeure Event shall not, of itself, extend the time for performance of any other obligation. If EPA, after a reasonable opportunity for review and comment by WDNR, does not agree that the delay or anticipated delay has been or will be caused by a Force Majeure Event, EPA will notify the Settling Defendants in writing of its decision. If EPA, after a reasonable opportunity for review and comment by WDNR, agrees that the delay is attributable to a Force Majeure Event, EPA will notify the Settling Defendants in writing of the length of the extension, if any, for performance of the obligations affected by the Force Majeure Event.

         61. If the Settling Defendants elect to invoke the dispute resolution procedures set forth in Section XX (Dispute Resolution), they shall do so no later than 15 days after receipt of EPA's notice. In any such proceeding, Settling Defendants shall have the burden of demonstrating by a preponderance of the evidence that the delay or anticipated delay has been or will be caused by a Force Majeure Event, that the duration of the delay or the extension sought was or will be warranted under the circumstances, that best efforts were exercised to avoid and mitigate the effects of the delay, and that Settling Defendants complied with the requirements of Paragraphs 57 and 58, above. If Settling Defendants carry this burden, the delay at issue shall be deemed not to be a violation by Settling Defendants of the affected obligation of this Consent Decree identified to EPA and the Court.

                             XX. DISPUTE RESOLUTION

         62. Except as provided by Paragraph 3 of Appendix E, the dispute resolution procedures of this Section shall be the exclusive mechanism to resolve disputes between Settling Defendants and the Plaintiffs arising under or with respect to this Consent Decree. However, the procedures set forth in this Section shall not apply to actions by the Plaintiffs to enforce obligations of the Settling Defendants that have not been disputed in accordance with this Section. The dispute resolution procedures of this Section shall not apply to any disputes between Settling Defendants and the Plaintiffs not arising under or with respect to this Consent Decree.

         63. Informal Dispute Resolution. Any dispute which arises under or with respect to this Consent Decree shall in the first instance be the subject of informal negotiations between the parties to the dispute. The period for informal negotiations shall not exceed 20 days from the time the dispute arises, unless it is modified by written agreement of the parties to the dispute. The dispute shall be considered to have arisen when one party sends the other parties a written Notice of Dispute.

         64.      Formal Dispute Resolution.

                  a. Except as provided by Paragraph 3 of Appendix E, in the event that the parties cannot resolve a dispute by informal negotiations under Paragraph 63, then the position advanced by EPA shall be considered binding unless, within 10 days after the conclusion of the informal negotiation period, Settling Defendants invoke the formal dispute resolution procedures of this Section by serving on the Plaintiffs a written Statement of Position on the matter in dispute, including, but not limited to, any factual data, analysis or opinion supporting that position and any supporting documentation relied upon by the Settling Defendants. The Statement of Position shall specify the Settling Defendants' position as to whether formal dispute resolution should proceed under Paragraph 65 or Paragraph 66.

                  b. Within 30 days after receipt of Settling Defendants' Statement of Position, EPA will serve on Settling Defendants its Statement of Position, including, but not limited to, any factual data, analysis, or opinion supporting that position and all supporting documentation relied upon by EPA. EPA's Statement of Position shall include a statement as to whether formal dispute resolution should proceed under Paragraph 65 or 66. Within 10 days after receipt of EPA's Statement of Position, Settling Defendants may submit a Reply.

                  c. If there is disagreement between EPA and the Settling Defendants as to whether dispute resolution should proceed under Paragraph 65 or 66, the parties to the dispute shall follow the procedures set forth in the paragraph determined by EPA to be applicable. However, if the Settling Defendants ultimately appeal to the Court to resolve the dispute, the Court shall determine which paragraph is applicable in accordance with the standards of applicability set forth in Paragraphs 65 and 66.

         65. Formal dispute resolution for disputes pertaining to the selection or adequacy of any response action, any disputes under Paragraph 98, and all other disputes that are accorded review on the administrative record under applicable principles of administrative law shall be conducted pursuant to the procedures set forth in this Paragraph. For purposes of this Paragraph, the adequacy of any response action includes, without limitation: (i) the adequacy or appropriateness of plans, procedures to implement plans, or any other items requiring approval by the Response Agencies under this Consent Decree; and (ii) the adequacy of the performance of response actions taken pursuant to this Consent Decree. Nothing in this Consent Decree shall be construed to allow any dispute by Settling Defendants under this Consent Decree regarding the validity of the ROD's provisions.

                  a. An administrative record of the dispute shall be maintained by EPA and shall contain all statements of position, including supporting documentation, submitted pursuant to this Section. Where appropriate, EPA may allow submission of supplemental statements of position by the parties to the dispute.

                  b. The Superfund Division Director for EPA Region 5 will issue a final administrative decision resolving the dispute based on the administrative record described in Subparagraph 65.a. This decision shall be binding upon the Settling Defendants, subject only to the right to seek judicial review pursuant to Subparagraphs 65.c and d.

                  c. Any administrative decision made by EPA pursuant to Subparagraph 65.b shall be reviewable by this Court, provided that a motion for judicial review of the decision is filed by the Settling Defendants with the Court and served on all Parties within 20 days of receipt of EPA's decision. The motion shall include a description of the matter in dispute, the efforts made by the parties to resolve it, the relief requested, and the schedule, if any, within which the dispute must be resolved to ensure orderly implementation of this Consent Decree. The United States and the State may file a response to Settling Defendants' motion.

                  d. In proceedings on any dispute governed by this Paragraph, Settling Defendants shall have the burden of demonstrating that the decision of the Superfund Division Director for EPA Region 5 is arbitrary and capricious or otherwise not in accordance with law. Judicial review of EPA's decision shall be on the administrative record compiled pursuant to Subparagraph 65.a.

         66. Formal dispute resolution for disputes that neither pertain to the selection or adequacy of any response action nor are otherwise accorded review on the administrative record under applicable principles of administrative law, shall be governed by this Paragraph.

                  a. Following receipt of Settling Defendants' Statement of Position submitted pursuant to Paragraph 64, and after service of EPA's Statement of Position and any Reply, the Superfund Division Director for EPA Region 5 will issue a final decision resolving the dispute. The Superfund Division Director's decision shall be binding on the Settling Defendants unless, within 20 days of receipt of the decision, the Settling Defendants file with the Court and serve on the parties a motion for judicial review of the decision setting forth the matter in dispute, the efforts made by the parties to resolve it, the relief requested, and the schedule, if any, within which the dispute must be resolved to ensure orderly implementation of the Consent Decree. The United States may file a response to Settling Defendants' motion.

                  b. Notwithstanding Paragraph K of Section I (Background) of this Consent Decree, judicial review of any dispute governed by this Paragraph shall be governed by applicable principles of law.

         67. The invocation of formal dispute resolution procedures under this Section shall not extend, postpone or affect in any way any obligation of the Settling Defendants under this Consent Decree, not directly in dispute, unless EPA or the Court agrees otherwise. Stipulated penalties with respect to the disputed matter shall continue to accrue but payment shall be stayed pending resolution of the dispute as provided in Paragraph 79. Notwithstanding the stay of payment, stipulated penalties shall accrue from the first day of noncompliance with any applicable provision of this Consent Decree. In the event that the Settling Defendants do not prevail on the disputed issue, stipulated penalties shall be assessed and paid as provided in Section XXI (Stipulated Penalties).

         68. Disputes Regarding Specified Future Response Costs. Settling Defendants may contest payment of any Specified Future Response Costs under Paragraph 54 if they determine that the United States or the State has made an accounting error or if they allege that a cost item that is included represents costs that are inconsistent with the NCP. For any such costs incurred and billed before Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b, notice of any such objection shall be submitted in writing as provided by Subparagraph 5.c of Appendix C. For any such costs incurred and billed after Certification of Completion of Remedial Action by EPA pursuant to Subparagraph 44.b, notice of any such objection shall be given in writing within 30 days of receipt of the bill. A copy of any notice of objection shall be sent to the United States (if the United States' accounting is being disputed) or to the State (if the State's accounting is being disputed) pursuant to Section XXVIII (Notices and Submissions). Any such notice of objection shall specifically identify the contested Specified Future Response Costs and the basis for objection. In the event of an objection, all uncontested Specified Future Response Costs shall immediately be paid to the United States or the State in the manner described in Paragraph 54. Upon submitting a notice of objection, the Settling Defendants shall initiate the Dispute Resolution procedures in Section XX (Dispute Resolution). If the United States or the State prevails in the dispute, within 10 days of the resolution of the dispute, all sums due (with accrued Interest) shall be paid to EPA (if the United States' cost are disputed) or to the State (if the State's costs are disputed) in the manner described in Paragraph 54. If the Settling Defendants prevail concerning any aspect of the contested costs, the portion of the costs (plus associated accrued interest) for which they did not prevail shall be disbursed to EPA or the State, as appropriate, in the manner described in Paragraph 54; and the amount that was successfully contested need not be paid to EPA or to the State. The dispute resolution procedures set forth in this Paragraph in conjunction with the procedures set forth in Section XX (Dispute Resolution) shall be the exclusive mechanisms for resolving disputes regarding reimbursement of the United States and the State for their Specified Future Response Costs.

                XXI. STIPULATED PENALTIES AND STIPULATED DAMAGES

         69. Settling Defendants shall be liable for stipulated penalties and/or stipulated damages in the amounts set forth in this Section for failure to comply with the requirements of this Consent Decree specified below, unless excused under Section XIX (Force Majeure Events) or Paragraph 2 (Force Majeure Events for Restoration Work) of Appendix E. "Compliance" by Settling Defendants shall include completion of the activities under this Consent Decree or any work plan or other plan approved under this Consent Decree identified below in accordance with all applicable requirements of law, this Consent Decree, the SOW, and any plans or other documents approved by the Plaintiffs pursuant to this Consent Decree and within the specified time schedules established by and approved under this Consent Decree.

         70. Stipulated Penalty Amounts - Failure to Make Payments. A Settling Defendant shall be liable for stipulated penalties in the amounts set forth below for each day of violation for that Settling Defendant's failure to make payments as required under this Consent Decree:

                                                                                     PENALTY PER DAY
                                                                                ---------------------------
                                                                                 UP TO     11-30     OVER
         VIOLATION                                                              10 DAYS    DAYS     30 DAYS
         ---------                                                              -------   -------   -------
Failure to deposit funds in the Escrow
 Account as required
 by Subparagraph 50.a:                                                          $10,000   $15,000   $25,000

Failure to make any Initial Payments to
 Plaintiffs as required by Paragraph 52:                                        $ 1,000   $ 2,500   $ 5,000

Failure to make any payment of Specified
 Future Response Costs as required by
 Subparagraphs 54.a.(2) or 54.b.(2):                                            $ 1,000   $ 2,500   $ 5,000

Any stipulated penalties for failure to deposit funds in the Escrow Account shall be divided evenly between EPA and the State. Any stipulated penalties for failure to make any Initial Payments to Plaintiffs shall be divided between the United States and the State in proportion to the amounts that are unpaid or overdue. Any stipulated penalties for failure to make payment of Specified Future Response Costs shall be paid to the Party that rendered the bill involved.

         71. Stipulated Penalty Amounts - Response Work. Settling Defendants shall be liable for stipulated penalties in the amounts set forth below for each day of violation for failure to perform Response Work as required under this Consent Decree:

                                                                                     PENALTY PER DAY
                                                                                ---------------------------
                                                                                 UP TO     11-30     OVER
         VIOLATION                                                              10 DAYS    DAYS     30 DAYS
         ---------                                                              -------   -------   -------
Failure to perform the Remedial Action in
 accordance with the schedule and requirements
 established by the Remedial Action Work Plan,
 as mandated by Paragraph 14:                                                   $ 2,000   $ 5,000   $10,000

Failure to perform O&M or Long Term Monitoring
 in accordance with the schedule and requirements
 established by the Final Operation and Maintenance
 Plan, as mandated by Paragraph 14, Paragraph 18,
 and Paragraph 19:                                                              $ 1,000   $ 2,500   $ 5,000

Failure to perform Institutional Controls requirements
 in accordance with the schedule and requirements
 established by the Institutional Controls Plan,
 as mandated by Paragraph 14 and Paragraph 18:                                  $ 1,000   $ 2,500   $ 5,000

Failure to undertake response action as required
 by Section XV (Emergency Response):                                            $ 5,000   $10,000   $20,000

Any stipulated penalties under this Paragraph shall be divided evenly between EPA and the State.

         72. Stipulated Penalty Amount - Response Work Takeover. In the event that the Response Agencies assume performance of a portion or all of the Response Work pursuant to Paragraph 90 of Section XXII (Covenants Not to Sue by Plaintiffs), Settling Defendants shall be liable for a stipulated penalty in the amount of $250,000. Any stipulated penalties under this Paragraph shall be divided evenly between EPA and the State.

         73. Stipulated Penalty Amounts - Response Work Reports and Submissions. Settling Defendants shall be liable for stipulated penalties in the amounts set forth below for each day of violation for failure to comply with Response Work reporting and submission requirements under this Consent Decree:

                                                                                     PENALTY PER DAY
                                                                                ---------------------------
                                                                                 UP TO     11-30     OVER
         VIOLATION                                                              10 DAYS    DAYS     30 DAYS
         ---------                                                              -------   -------   -------
Failure to submit a Remedial Action Work Plan
 or any other Remedial Action Plan as
 Required by Paragraph 14:                                                      $ 2,000   $ 4,000   $ 5,000

Failure to submit any Monthly RD/RA
 Progress Report as required by
 Paragraph 31:                                                                  $ 1,000   $ 2,000   $ 2,500

Failure to submit any Quarterly
 Report as required by Paragraph 32:                                            $ 1,000   $ 2,000   $ 2,500

Failure to comply with the Release Reporting
 requirements under Paragraph 33:                                               $ 1,000   $ 2,000   $ 2,500

Any stipulated penalties under this Paragraph shall be divided evenly between the United States and the State.

         74. Stipulated Damages Amounts - NRD Commitment. A Settling Defendant shall be liable for stipulated damages in the amounts set forth below for each day of violation for that Settling Defendant's failure to comply with requirements under this Consent Decree relating to the NRD Commitment:

                                                                                     DAMAGES PER DAY
                                                                                ---------------------------
                                                                                 UP TO     11-30     OVER
         VIOLATION                                                              10 DAYS    DAYS     30 DAYS
         ---------                                                              -------   -------   -------
Failure to make the Subsequent Payment for
 Natural Resource Restoration as required
 by Subparagraph 53.a:                                                          $ 1,000   $ 2,500   $ 5,000

Failure to perform Approved Restoration Work
 in accordance with an approved
 Project Implementation Plan, as required
 by Paragraph 48:                                                               $   500   $ 1,000   $ 1,500

Failure to submit a Final Project Report
 on Approved Restoration Work, as
 required by Subparagraph 48.e:                                                 $   500   $ 1,000   $ 2,000

Any stipulated damages under this Paragraph shall be divided evenly between the United States and the State.

         75. All stipulated penalties and/or stipulated damages shall begin to accrue on the day after the complete performance is due or the day a violation occurs, and shall continue to accrue through the final day of the correction of the noncompliance or completion of the activity. However, stipulated penalties shall not accrue: (i) with respect to a deficient submission under Section XII (Response Agencies' Approval of Plans and Other Submissions), during the period, if any, beginning on the 31st day after the response Agencies' receipt of such submission until the date that the Response Agencies notify Settling Defendants of any deficiency; (ii) with respect to a decision by the Plaintiffs under Paragraph 3 (Dispute Resolution for Restoration
Work) of Appendix E, during the period, if any, beginning on the 21st day after the date that Settling Defendants' Statement of Position is received until the date that the Plaintiffs issue a final administrative decision regarding such dispute; (iii) with respect to a decision by the Superfund Division Director for Region 5 under Subparagraph 65.b or 66.a of Section XX

(Dispute Resolution), during the period, if any, beginning on the 21st day after the date that Settling Defendants' reply to EPA's Statement of Position is received until the date that the Superfund Division Director issues a final decision regarding such dispute; or (iv) with respect to judicial review by this Court of any dispute under Section XX (Dispute Resolution) or Paragraph 3 of Appendix E, during the period, if any, beginning on the 31st day after the Court's receipt of the final submission regarding the dispute until the date that the Court issues a final decision regarding such dispute. Nothing herein shall prevent the simultaneous accrual of separate stipulated penalties and/or stipulated damages for separate violations of this Consent Decree.

         76. Following the Plaintiffs' determination that Settling Defendants have failed to comply with a requirement of this Consent Decree, the Plaintiffs may give Settling Defendants written notification of the same and describe the noncompliance. The Plaintiffs may send the Settling Defendants a written demand for the payment of the penalties. However, penalties shall accrue as provided in the preceding Paragraph regardless of whether the Plaintiffs have notified the Settling Defendants of a violation.

         77. Settling Defendants shall pay any stipulated penalties or stipulated damages accruing under this Section directly to the Plaintiffs, and shall not be entitled to seek payment or reimbursement of such penalties or damages from the Disbursement Special Account or from the Escrow Account under Paragraph 10, Paragraph 11, Appendix B, or Appendix C. All penalties or damages accruing under this Section shall be due and payable to the United States and the State within 30 days of the Settling Defendants' receipt of a demand for payment by the Plaintiffs, unless Settling Defendants invoke the Dispute Resolution procedures under Paragraph 3 of Appendix E or Section XX (Dispute Resolution). All payments under this

Section shall be paid by certified or cashier's check(s), shall indicate that the payment is for stipulated penalties or stipulated damages, and shall be submitted to EPA, to the State, and/or to the DOINRDAR Fund, as appropriate, in the manner specified by Paragraph 55 (Payment Instructions).

         78. The payment of penalties or damages under this Section shall not alter in any way Settling Defendants' obligation to complete the performance of the Response Work or any Approved Restoration Work required under this Consent Decree.

         79. Penalties and/or damages shall continue to accrue as provided in Paragraph 75 during any dispute resolution period, but need not be paid until the following:

                  a. If the dispute is resolved by agreement or by an administrative decision that is not appealed to this Court, accrued penalties and/or damages determined to be owing shall be paid to within 15 days of the agreement or the receipt of the administrative decision;

                  b. If the dispute is appealed to this Court and the Plaintiffs prevail in whole or in part, Settling Defendants shall pay all accrued penalties and/or damages determined by the Court to be owed to the Plaintiffs within 60 days of receipt of the Court's decision or order, except as provided in Subparagraph c below;

                  c. If the District Court's decision is appealed by any Party, Settling Defendants shall pay all accrued penalties and/or damages determined by the District Court to be owing to the United States or the State into an interest-bearing escrow account within 60 days of receipt of the Court's decision or order. Penalties and/or damages shall be paid into this account as they continue to accrue, at least every 60 days. Within 15 days of receipt of the final appellate court decision, the Escrow Agent shall pay the balance of the account to the Plaintiffs or to Settling Defendants to the extent that they prevail.

         80. If Settling Defendants fail to pay stipulated penalties and/or stipulated damages when due, the United States or the State may institute proceedings to collect the penalties and/or damages, as well as interest. Settling Defendants shall pay Interest on the unpaid balance, which shall begin to accrue on the date of demand made pursuant to Paragraph 77.

         81. Nothing in this Consent Decree shall be construed as prohibiting, altering, or inane way limiting the ability of the United States or the State to seek any other remedies or sanctions available by virtue of Settling Defendants' violation of this Decree or of the statutes and regulations upon which it is based, including, but not limited to, penalties pursuant to
Section 122(1) of CERCLA; provided, however, that the United States shall not seek civil penalties pursuant to Section 122(1) of CERCLA for any violation for which a stipulated penalty is provided herein, except in the case of a willful violation of the Consent Decree.

         82. Notwithstanding any other provision of this Section, the United States may, in its unreviewable discretion, waive any portion of stipulated penalties or stipulated damages payable to the United States that have accrued pursuant to this Consent Decree. Similarly, notwithstanding any other provision of this Section, the State may, in its unreviewable discretion, waive any portion of stipulated penalties or stipulated damages payable to the State that have accrued pursuant to this Consent Decree.

                     XXII. COVENANTS NOT TO SUE BY PLAINTIFFS

         83.      General Scope of Covenants

                  a. As specified by the covenants not to sue contained in Paragraphs 84 and 85, and subject to the reservations contained in Paragraphs 86, 87, 89, and 98, this Consent Decree is intended to addresses the Settling Defendants' alleged liability under Sections 106 and

107(a) of CERCLA for "OU1 Response Activities and Costs," as that term is defined by the following Subparagraph 83.b.

                  b. For the purpose of this Consent Decree, the term "OU1 Response Activities and Costs" is defined as all response activities for Operable Unit 1 performed or to be performed after July 1, 2003, as well as all costs for response activities for Operable Unit 1 incurred after July 1, 2003. The "OU1 Response Activities and Costs" shall therefore include, but shall not be limited to, all Response Work performed or to be performed after July 1, 2003 and all Specified Future Response Costs.

         84. United States' Covenant Not To Sue. In consideration of the actions that will be performed by the Settling Defendants pursuant to this Consent Decree and the payments that will be made to the Plaintiffs under the terms of the Consent Decree, and except as specifically provided by Paragraphs 86, 87, 89, and 98, the United States covenants not to sue or to take administrative action against Settling Defendants for OU1 Response Activities and Costs pursuant to: (i) CERCLA Sections 106 and 107,42 U.S.C. Sections 9606 and 9607; (ii) RCRA Section 7003, 42 U.S.C. Section 6973; (iii) Clean Water Act
Section 311, 33 U.S.C. Section 1321; (iv) Toxic Substances Control Act Section 7, 15 U.S.C. Section 2606; or (v) Section 10 of the Rivers and Harbors Act of 1899, 33 U.S.C. Section 403. Except with respect to future liability, these covenants not to sue shall take effect upon the receipt by Plaintiffs of the payments required by Paragraph 52 (Initial Payments to Plaintiffs). With respect to future liability, these covenants not to sue shall take effect upon Certification of Completion of Remedial Action by EPA pursuant to Paragraph 44.b. These covenants not to sue are conditioned upon the satisfactory performance by Settling Defendants of their obligations under this Consent Decree. These covenants not to sue extend only to the Settling Defendants and do not extend to any other person; provided, however that these covenants not to sue (and the reservations thereto) shall also apply to Settling Defendants' Related Parties.

         85. State's Covenant Not To Sue. In consideration of the actions that will be performed by the Settling Defendants and the payments that will be made to the Plaintiffs under the terms of the Consent Decree, and except as specifically provided by Paragraphs 86, 87, 89,and 98, the State covenants not to sue or to take administrative action against Settling Defendants for OU1 Response Activities and Costs pursuant to: (i) CERCLA Section 107, 42 U.S.C.
Section 9607; (ii) RCRA Section 700, 42 U.S.C. Section 6972; (iii) Clean Water Act Section 505, 33 U.S.C. Section 1365; (iv) Toxic Substances Control Act
Section 20, 15 U.S.C. Section 2619; or (v) Wisconsin statutory or common law. Except with respect to future liability, these covenants not to sue shall take effect upon the receipt by Plaintiffs of the payments required by Paragraph 52 (Initial Payments to Plaintiffs). With respect to future liability, these covenants not to sue shall take effect upon Certification of Completion of Remedial Action by EPA pursuant to Paragraph 44.b. These covenants not to sue are conditioned upon the satisfactory performance by Settling Defendants of their obligations under this Consent Decree. These covenants not to sue extend only to the Settling Defendants and do not extend to any other person; provided, however that these covenants not to sue (and the reservations thereto) shall also apply to Settling Defendants' Related Parties.

         86. Pre-certification Reservations. Notwithstanding any other provision of this Consent Decree, the United States and the State reserve, and this Consent Decree is without prejudice to, the right to institute proceedings in this action or in a new action, or to issue an administrative order seeking to compel Settling Defendants (i) to perform further response actions relating to OU1 or (ii) to reimburse the United States or the State for additional costs of response if, prior to Certification of Completion of the Remedial Action:

                           (1) conditions relating to OU1, previously unknown to EPA, are discovered, or

                           (2) information, previously unknown to EPA, is received, in whole or in part,

and these previously unknown conditions or information together with any other relevant information indicates that the Remedial Action is not protective of human health or the environment.

         87. Post-certification Reservations. Notwithstanding any other provision of this Consent Decree, the United States and the State reserve, and this Consent Decree is without prejudice to, the right to institute proceedings in this action or in a new action, or to issue an administrative order seeking to compel Settling Defendants (i) to perform further response actions relating to OU1 or (ii) to reimburse the United States or the State for additional costs of response if, subsequent to Certification of Completion of the Remedial
Action:

                           (1) conditions relating to OU1, previously unknown to EPA, are discovered, or

                           (2) information, previously unknown to EPA, is received, in whole or in part,

and these previously unknown conditions or this information together with other relevant information indicate that the Remedial Action is not protective of human health or the environment.

         88. For purposes of Paragraph 86, the information and the conditions known to EPA shall include only that information and those conditions known to EPA as of the date the ROD was signed and set forth in the Record of Decision and the administrative record supporting the Record of Decision. For purposes of Paragraph 87, the information and the conditions known to EPA shall include only that information and those conditions known to EPA as of the date of Certification of Completion of the Remedial Action and set forth in the Record of Decision, the administrative record supporting the Record of Decision, the post-ROD administrative record, or in any information received by EPA pursuant to the requirements of this Consent Decree prior to Certification of Completion of the Remedial Action.

         89. General Reservations of Rights. The covenants not to sue set forth above do not pertain to any matters other than those expressly specified in Paragraphs 84 and Paragraph 85. The United States and the State reserve, and this Consent Decree is without prejudice to, all rights against Settling Defendants with respect to all other matters, including but not limited to, the following:

                  a. claims based on a failure by Settling Defendants to meet a requirement of this Consent Decree;

                  b. liability for performance of response activities or for response costs falling outside the definition of the OU1 Response Activities and Costs, including but not limited to: (i) liability arising from the past, present, or future disposal, release, or threat of release of Waste Materials outside of the Site; (ii) liability for operable units at the Site other than OU1; and (iii) liability for response costs for OU1 incurred by the United States or by the State before the Date of Lodging (specifically including, but not limited to, any additional liability for Unresolved EPA Past Costs or for Unresolved State Past Costs);

                  c. liability for future disposal of Waste Material at OU1, other than as provided in the ROD, the Response Work, or otherwise ordered by EPA;

                  d. liability, prior to Certification of Completion of the Remedial Action, for additional response actions at OU1 that EPA determines are necessary to achieve Performance Standards, but that cannot be required pursuant to Paragraph 15 (Modification of the SOW or Related Work Plans);

                  e. liability for damages for injury to, destruction of, or loss of natural resources at the Site, and for the costs of any natural resource damage assessments relating to the Site (specifically including, but not limited to, any additional liability for natural resource damages beyond the NRD Commitment or for Unresolved DOI Past Costs);

                  f. liability for violations of federal or state law which occur during or after implementation of the Remedial Action; and

                  g.       criminal liability.

         90. Response Work Takeover In the event EPA, in consultation with WDNR, determines that Settling Defendants have ceased implementation of any portion of the Response Work, are seriously or repeatedly deficient or late in their performance of the Response Work, or are implementing the Response Work in a manner which may cause an endangerment to human health or the environment, EPA and/or WDNR may assume the performance of all or any portions of the Response Work as EPA determines necessary. Settling Defendants may invoke the procedures set forth in Section XX (Dispute Resolution), Paragraph 65, to dispute EPA's determination that takeover of the Response Work is warranted under this Paragraph. Subject to the funding limitations and special reservations of rights specified in Section XXIV, costs incurred by the United States and/or the State in performing the Response Work pursuant to this Paragraph shall be considered Specified Future Response Costs.

         91. Notwithstanding any other provision of this Consent Decree, the United States and the State retain all authority and reserve all rights to take any and all response actions authorized by law.

                     XXIII. COVENANTS BY SETTLING DEFENDANTS

         92. Settling Defendants' Covenant Not to Sue. Subject to the reservations in Paragraph 93 and Paragraph 98, Settling Defendants hereby covenant not to sue and agree not to assert any claims or causes of action against the United States or the State with respect to the EPA Past Cost Payments, the State Past Cost Payments, the DOI Past Cost Payments, the NRD Commitment, the OU1 Response Activities and Costs, or this Consent Decree, including, but not limited to:

                  a. any direct or indirect claim for reimbursement from the Hazardous Substance Superfund (established pursuant to the Internal Revenue Code, 26 U.S.C. Section 9507) through CERCLA Sections 106(b)(2), 107, 111, 112, 113 or any other provision of law;

                  b. any claims against the United States (including any department, agency or instrumentality of the United States) or State (including any department, agency or instrumentality of the States) under CERCLA Sections 107 or 113, 42 U.S.C. Sections 9607 or 9613, related to the EPA Past Cost Payments, the State Past Cost Payments, the DOI Past Cost Payments, the NRD Commitment, or the OU1 Response Activities and Costs;

                  c. any claims against the United States (including any department, agency or instrumentality of the United States) or State (including any department, agency or instrumentality of the States) under the United States Constitution, the Wisconsin Constitution, the Tucker Act, 28 U.S.C. Section 1491, the Equal Access to Justice Act, 28 U.S.C. Section 2412, as amended, or at common law, related to the EPA Past Cost Payments, the State Past Cost Payments, the DOI Past Cost Payments, the NRD Commitment, or the OU1 Response Activities and Costs;

                  d. any direct or indirect claim for disbursement from the Disbursement Special Account (established pursuant to this Consent Decree), except as provided by Paragraph 10; or

                  e. any direct or indirect claim for disbursement from the Fox River Site Special Account.

Except as provided in Paragraph 95 (Waiver of Claims Against De Micromis Parties) and Paragraph 105 (Waiver of Claim-Splitting Defenses), these covenants not to sue shall not apply in the event that the United States or the State brings a cause of action or issues an order pursuant to the reservations set forth in Paragraph 86, Paragraph 87, or Subparagraphs 89.b to 89.e, but only to the extent that Settling Defendants' claims arise from the same response action, response costs, or damages that the United States or the State is seeking pursuant to the applicable reservation.

         93. The Settling Defendants reserve, and this Consent Decree is without prejudice to, claims against the United States, subject to the provisions of Chapter 171 of Title 28 of the United States Code, for money damages for injury or loss of property or personal injury or death caused by the negligent or wrongful act or omission of any employee of the United States while acting within the scope of his office or employment under circumstances where the United States, if a private person, would be liable to the claimant in accordance with the law of the place where the act or omission occurred. However, any such claim shall not include a claim for any damages caused, in whole or in part, by the act or omission of any person, including any contractor, who is not a federal employee as that term is defined in 28 U.S.C. Section 2671; nor shall any such claim include a claim based on EPA's selection of response actions, or the oversight or approval of the Settling Defendants' plans or activities. The foregoing applies only to claims which are brought pursuant to any statute other than CERCLA and for which the waiver of sovereign immunity is found in a statute other than CERCLA;

         94. Nothing in this Consent Decree shall be deemed to constitute preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. Section 9611, or 40 C.F.R. Section 300.700(d).

         95.      Waiver of Claims Against De Micromis Parties.

                  a. Settling Defendants agree not to assert any claims and to waive all claims or causes of action that they may have for all matters relating to the Site, including for contribution, against any person where the person's liability to Settling Defendants with respect to the Site is based solely on having arranged for disposal or treatment, or for transport for disposal or treatment, of hazardous substances at the Site, or having accepted for transport for disposal or treatment of hazardous substances at the Site, if the materials contributed by such person to the Site contained less than 2.0 kilograms of polychlorinated biphenyls (which amounts to 0.002% of the total mass of polychlorinated biphenyls remaining at the Site, as estimated by the December 2002 Remedial Investigation Report).

                  b. This waiver shall not apply to any claim or cause of action against any person meeting the above criteria if EPA has determined that the materials contributed to the Site by such person contributed or could contribute significantly to the costs of response at the Site. This waiver also shall not apply with respect to any defense, claim, or cause of action that a

Settling Defendant may have against any person if such person asserts a claim or cause of action relating to the Site against such Settling Defendant.

                   XXIV. CONSENT DECREE FUNDING LIMITATION AND
                         SPECIAL RESERVATIONS OF RIGHTS

         96. Generally. The Parties currently anticipate that the funds to be deposited in the Escrow Account and the Disbursement Special Account under this Consent Decree (together with the interest earned on such deposits) will be sufficient to fund the completion of the Response Work, after all other payments and reimbursements from those Accounts have been made as required under this Consent Decree. This Section addresses the anticipated risk of a future determination that those funds may not be sufficient for that purpose. If that determination is made, the Parties' rights and obligations shall be governed by this Section, and the insufficiency shall not be considered a change in circumstances or a basis for seeking non-consensual relief from this Consent Decree pursuant to Fed. R. Civ. P. 60(b).

         97. Funding Limitation. Except as expressly provided by Subparagraph 98.f.(3), this Consent Decree is not intended to impose any obligation on Settling Defendants to finance the Remedial Action with funding sources other than the Disbursement Special Account and the Escrow Account, or to deposit funds in those Accounts other than as required by Subparagraph 50.a.

         98.      Special Reservations of Rights Based on Costs of the Remedial
Action.

                  a. EPA Insufficiency Determination. EPA, in consultation with WDNR, shall periodically evaluate and project whether the total aggregated balance in the Escrow Account and the Disbursement Special Account is likely to be sufficient to fund the completion of the Response Work, after all other payments and reimbursements from those two Accounts have been made as required under this Consent Decree. EPA's evaluations shall include an assessment of the timing and projected costs of the Remedial Action, the O&M, the Post-Remedy Institutional Controls Work, and the Post-Remedy Monitoring. In making such evaluations, EPA shall consider the information and projections contained in Settling Defendants' Quarterly Reports submitted under Paragraph 32 and any other information deemed relevant by EPA. If EPA determines that the total aggregated balance in the Escrow Account and the Disbursement Special Account is likely to be insufficient to fund the completion of the Response Work, after all other payments and reimbursements from the Accounts have been made as required under this Consent Decree, then EPA, in consultation with WDNR, may provide the Settling Defendants formal written notice of that determination (an "Insufficiency Determination") in the manner provided by
Section XXVIII (Notices and Submissions).

                  b. Timing. EPA may make an Insufficiency Determination under this Paragraph: (i) at any time after the Response Agencies' approval of the Remedial Action Work Plan under Paragraph 14; but (ii) not after Certification of Completion of Remedial Action by EPA pursuant to Paragraph 44.b.

                  c. Request for an Insufficiency Determination. A Settling Defendant may request that EPA make an Insufficiency Determination under this Paragraph if: (i) the determination would be timely under Subparagraph 98.b; (ii) the total aggregated balance in the Escrow Account and the Disbursement Special Account is less than $6 million; and (iii) the Settling Defendant can demonstrate that the total aggregated balance in the Escrow Account and the Disbursement Special Account is likely to be insufficient to fund the completion of the Response Work, after all other payments and reimbursements from those two Accounts have been made as required under this Consent Decree. Any such request shall be made in writing, shall include all information supporting the request, and shall be provided to all Parties as provided by Section XXVIII (Notices and Submissions).

                  d. Advance Notice. At least 30 days before issuing formal written notice of an Insufficiency Determination under this Paragraph, or within a longer time period agreed to in writing by the Parties, EPA shall send the Settling Defendants a written communication affording the Settling Defendants an opportunity, within that time period, to: (i) provide EPA additional information relevant to whether the total aggregated balance in the Accounts is likely to be sufficient or insufficient; (ii) deposit additional funds in the Escrow Account, in order to avoid an Insufficiency Determination; and (iii) have informal negotiations to attempt to resolve any dispute.

                  e. Termination of Certain Consent Decree Rights and Obligations. As specified by this Subparagraph, certain rights and obligations of the Parties under this Consent Decree shall terminate if an Insufficiency Determination is not disputed pursuant to Subparagraph 98.f, or if a dispute under Subparagraph 98.f is resolved in EPA's favor.

                           (1)      For the purpose of this Subparagraph 98.e,
the "Termination Date" shall be defined as: (i) 10 days after an Insufficiency Determination, if the Insufficiency Determination is not disputed in accordance with Subparagraph 98.f; (ii) 10 days after the time expires for seeking appellate court review, if this Court resolves a dispute under Subparagraph 98.f in EPA's favor and if this Court's decision is not appealed; or (iii) 10 days after any final appellate court decision resolving a dispute under Subparagraph 98.f in EPA's favor.

                           (2)      Upon the Termination Date, the Settling
Defendants' Consent Decree obligation to perform the Remedial Action under Paragraph 14 (OU1 Remedial Action) shall cease.

                           (3)      Upon the Termination Date, the Settling
Defendants' Consent Decree obligation to perform the response actions under Paragraph 18 (O&M and Post-Remedy Institutional Controls) shall cease.

                           (4)      Upon the Termination Date, the Settling
Defendants' Consent Decree obligation to perform the response actions under Paragraph 19 (Periodic Remedy Review and Post-Remedy Monitoring) shall cease.

                           (5)      Upon the Termination Date, the Consent
Decree obligation to reimburse Plaintiffs' Specified Future Response Costs under Paragraph 54 shall cease for costs incurred after the Termination Date.

                           (6)      Upon the Termination Date, the covenants not
to sue under Paragraph 84 (United States' Covenant Not to Sue) and Paragraph 85 (State's Covenant Not To Sue) shall cease to apply to Settling Defendants and shall terminate as to all OU1 Response Activities and Costs. Even after the Termination Date, the provisions of Paragraph 102 (Credit for Payments Made and Work Performed) shall continue to apply.

                           (7)      Upon the Termination Date, the covenants not
to sue under Paragraph 92 (Settling Defendants' Covenant Not to Sue) shall cease to apply to OU1 Response Activities and Costs after the Termination Date, such as: (i) any response activities for OU1 performed or to be performed after the Termination Date; and (ii) any costs of response activities for OU1 to the extent that such costs are incurred after the Termination Date. Even after the Termination Date, the covenants not to sue under Paragraph 92 (Settling Defendants' Covenant Not to Sue) shall continue to apply to the EPA Past Cost Payments, the State Past Cost Payments, the DOI Past Cost Payments, the NRD Commitment, and any OU1 Response Activities and Costs before the Termination Date, such as: (i) any response activities for OU1

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

performed before the Termination Date; any (ii) any costs of response activities for OU1 to the extent that such costs were incurred before after the Termination Date.

                           (8)      Upon the Termination Date, Paragraph 101
shall cease to apply to Settling Defendants and shall terminate, and the OU1 Response Activities and Costs shall not be considered "matters addressed" by this Consent Decree.

                           (9)      Settling Defendants specifically reserve any
rights they may have to seek review of the remedial action selected in the ROD as authorized by CERCLA Section 113(h), 42 U.S.C. Section 9613(h), at any time after the Termination Date, other than in an action brought by the United States or the State to enforce this Consent Decree.

                  f.       Insufficiency Determination Disputes.

                           (1)      Settling Defendants shall not be entitled to
dispute - under Section XX (Dispute Resolution) or in any other forum or proceeding - EPA's failure to make an Insufficiency Determination or EPA's discretionary election to delay or defer issuance of formal written notice of an Insufficiency Determination.

                           (2)      Within 10 days after EPA's issuance of
formal written notice of an Insufficiency Determination, the Settling Defendants may dispute the Insufficiency Determination in accordance with Paragraph 64 (Formal Dispute Resolution) and Paragraph 65 (record review).

                           (3)      Until a dispute under this Subparagraph 98.f
is resolved, Settling Defendants shall continue to perform all Response Work required under this Consent Decree, specifically including all work to implement the Remedial Action under Paragraph 14, with the continuation of the Response Work being financed either by: (i) any funds remaining in the Disbursement Special Account or the Escrow Account; or (ii) any additional funds that Settling

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Defendants may need to commit or provide under this Subparagraph, as necessary to finance the continuation of the Response Work.

         99. Nothing in this Consent Decree shall be construed as limiting or precluding Plaintiffs' right to issue an administrative order or to institute a judicial proceeding relating to OU1 after the Termination Date, including but not limited any administrative order or judicial proceeding seeking continuation or completion of the Response Work after the Termination Date. Notwithstanding Paragraph F of Section I (Background), Settling Defendants hereby agree and covenant that the Plaintiffs shall not have to prove and that Settling Defendants shall not contest the following facts with respect to OU1 in response to any administrative order or in any judicial proceeding relating to OU1 after the Termination Date:

         (i) Each Settling Defendant is a person who at the time of disposal of a hazardous substance owned or operated a facility from which such hazardous substances were disposed of, and from which there have been releases of hazardous substances which caused the incurrence of response costs for OU1; and

         (ii) Each Settling Defendant is a person who by contract, agreement, or otherwise arranged for the disposal or treatment of hazardous substances owned or possessed by the Settling Defendant, by another party or entity, at a facility owned or operated by another party or entity and containing such hazardous substances, from which there have been releases of hazardous substances which caused the incurrence of response costs for OU1.

             XXV. EFFECT OF SETTLEMENT AND CONTRIBUTION PROTECTION

         100. Except as provided in Paragraph 95 (Waiver of Claims Against De Micromis Parties), nothing in this Consent Decree shall be construed to create any rights in, or grant any cause of action to, any person not a Party to this Consent Decree. The preceding sentence shall not be construed to waive or nullify any rights that any person not a signatory to this decree may have under applicable law. Except as provided in Paragraph 95 (Waiver of Claims Against De Micromis Parties), each of the Parties expressly reserves any and all rights (including, but not limited to, any right to contribution), defenses, claims, demands, and causes of action which each Party may have with respect to any matter, transaction, or occurrence relating in any way to the Site against any person not a Party hereto.

         101. Statutory Contribution Protection. The Parties agree, and by entering this Consent Decree this Court finds, that the Settling Defendants are entitled, as of the Effective Date, to protection from contribution actions or claims as provided by CERCLA Section 113(f)(2), 42 U.S.C. Section 9613(f)(2) for matters addressed in this Consent Decree. Settling Defendants' Related Parties are also entitled, as of the Effective Date, to protection from contribution actions or claims as provided by Section 113(f)(2) of CERCLA, 42 U.S.C. Section 9613(f)(2), for "matters addressed" in this Consent Decree. For the purpose of this Paragraph 101, and except as provided by Subparagraph 98.e.(8), the "matters addressed" by this Consent Decree are the OU1 Response Activities and Costs.

         102.     Credit for Payments Made and Work Performed.

                  a. The Parties agree and acknowledge that the Plaintiffs shall recognize that the Settling Defendants are entitled to full credit, applied against their liabilities for response costs and natural resource damages at the Site, for: (i) the EPA Past Cost Payments, (ii) the State Past Cost Payments; (iii) the DOJ Past Cost Payments; (iv) the NRD Commitment; (v) all Specified Future Response Costs reimbursed under Paragraph 54; (vi) all response costs incurred and paid by the Settling Defendants in performing the Remedial Design under the July 2003

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AOC and this Consent Decree; and (vii) the Allowable RD/RA Costs paid or reimbursed from the Escrow Account under Paragraph 11 of this Consent Decree and Appendix C; provided, however, that the credit ultimately recognized shall take into account and shall not include the amount of any recoveries by Settling Defendants of any portion of such payments from other liable persons, such as through a recovery under Sections 107 and 113 of CERCLA, 42 U.S.C. Sections 9607 and 9613. With respect to the Allowable RD/RA Costs, the recognized credit shall take into account and shall not include the amount of any disbursements from the Disbursement Special Account to the Escrow Account pursuant to Paragraph 10 of this Consent Decree and Appendix B. With respect to the NRD Commitment, the recognized credit may take into account, as appropriate, the value of restoration projects funded by the NRD Commitment.

                  b. As provided by Paragraph 30 of the API/NCR Consent Decree, the Plaintiffs shall recognize that Appleton Papers Inc. and NCR Corporation are entitled to full credit, applied against their liabilities for response costs at the Site, for the funds deposited in and disbursed from the Disbursement Special Account pursuant to Paragraph 10 of this Consent Decree and Appendix B. In addition, the Settling Defendants hereby agree and acknowledge that they shall recognize that Appleton Papers Inc. and NCR Corporation are entitled to full credit, applied against their liabilities for response costs at the Site, for the funds deposited in and disbursed from the Disbursement Special Account pursuant to Paragraph 10 of this Consent Decree and Appendix B.

         103. The Settling Defendants agree that with respect to any suit or claim for contribution brought by them for matters related to this Consent Decree they will notify the United States and the State in writing no later than 20 days prior to the initiation of such suit or claim.

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

         104. The Settling Defendants also agree that with respect to any suit or claim for contribution brought against them for matters related to this Consent Decree they will notify in writing the United States and the State within 20 days of service of the complaint on them. In addition, Settling Defendants shall notify the United States and the State within 20 days of service or receipt of any Motion for Summary Judgment and within 20 days of receipt of any order from a court setting a case for trial.

         105. Waiver of Claim-Splitting Defenses. In any subsequent administrative or judicial proceeding initiated by the United States or the State for injunctive relief, recovery of response costs, or other appropriate relief relating to the Site, Settling Defendants shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim-splitting, or other defenses based upon any contention that the claims raised by the United States or the State in the subsequent proceeding were or should have been brought in the instant case; provided, however, that nothing in this Paragraph affects the enforceability of the covenants not to sue set forth in Section XXII (Covenants Not to Sue by Plaintiffs).

                           XXVI. ACCESS TO INFORMATION

         106. Settling Defendants shall provide to the Response Agencies, upon request, copies of all documents and information within their possession or control or that of their contractors or agents relating to activities at OU1 or to the implementation of this Consent Decree, including, but not limited to, sampling, analysis, chain of custody records, manifests, trucking logs, receipts, reports, sample traffic routing, correspondence, or other documents or information related to the Response Work. Settling Defendants shall also make available to the Response Agencies, for purposes of investigation, information gathering, or testimony, their employees, agents, or representatives with knowledge of relevant facts concerning the performance of the Response Work.

         107.     Business Confidential and Privileged Documents.

                  a. Settling Defendants may assert business confidentiality claims covering part or all of the documents or information submitted to Plaintiffs under this Consent Decree to the extent permitted by and in accordance with Section 104(e)(7) of CERCLA, 42 U.S.C. Section 9604(e)(7), and 40 C.F.R. Section 2.203(b). Documents or information determined to be confidential by EPA will be afforded the protection specified in 40 C.F.R. Part 2, Subpart B. If no claim of confidentiality accompanies documents or information when they are submitted to EPA and the State, or if EPA has notified Settling Defendants that the documents or information are not confidential under the standards of Section 104(e)(7) of CERCLA, the public may be given access to such documents or information without further notice to Settling Defendants.

                  b. The Settling Defendants may assert that certain documents, records and other information are privileged under the attorney-client privilege or any other privilege recognized by federal law. If the Settling Defendants assert such a privilege in lieu of providing documents, they shall provide the Plaintiffs with the following: (i) the title of the document, record, or information; (ii) the date of the document, record, or information; (iii) the name and title of the author of the document, record, or information; (iv) the name and title of each addressee and recipient; (v) a description of the contents of the document, record, or information: and (vi) the privilege asserted by Settling Defendants. However, no documents, reports or other information created or generated pursuant to the requirements of the Consent Decree shall be withheld on the grounds that they are privileged.

         108. No claim of confidentiality shall be made with respect to any data generated pursuant to the requirements of this Consent Decree, including, but not limited to, all sampling, analytical, monitoring, hydrogeologic, scientific, chemical, or engineering data, or any other documents or information evidencing conditions at or around the Site.

                           XXVII. RETENTION OF RECORDS

         109. Until 10 years after the Settling Defendants' receipt of EPA's notification of Certification of Completion of the Response Work pursuant to Paragraph 45.b, each Settling Defendant shall preserve and retain all records and documents now in its possession or control or which come into its possession or control that relate in any manner to the performance of the Response Work or liability of any person for response actions conducted and to be conducted at the Site, regardless of any corporate retention policy to the contrary. Until 10 years after the Settling Defendants' receipt of EPA's notification of Certification of Completion of the Response Work pursuant to Paragraph 45.b, Settling Defendants shall also instruct their contractors and agents to preserve all documents, records, and information of whatever kind, nature or description relating to the performance of the Response Work. At any time more than 5 years after Certification of Completion of Remedial Action by EPA pursuant to Consent Decree Subparagraph 44.b, the Settling Defendants may request Plaintiffs' assent to terminate the document retention period earlier for specified categories of records and documents. If Plaintiffs assent to any such request, the Plaintiffs assent shall be given in writing.

         110. At the conclusion of this document retention period, Settling Defendants shall notify the United States and the State at least 90 days prior to the destruction of any such records or documents, and, upon request by the United States or the State, Settling Defendants shall deliver any such records or documents to EPA or WDNR. The Settling Defendants may assert that certain documents, records and other information are privileged under the attorney-client privilege or any other privilege recognized by federal law. If the Settling Defendants assert such a privilege, they shall provide the Plaintiffs with the following: (i) the title of the document, record, or information; (ii) the date of the document, record, or information; (iii) the name and title of the author of the document, record, or information; (iv) the name and title of each addressee and recipient; (v) a description of the subject of the document, record, or information; and (vi) the privilege asserted by Settling Defendants. However, no documents, reports or other information created or generated pursuant to the requirements of the Consent Decree shall be withheld on the grounds that they are privileged.

         111. Each Settling Defendant hereby certifies individually that, to the best of its knowledge and belief, after thorough inquiry, it has not altered, mutilated, discarded, destroyed or otherwise disposed of any records, documents or other information relating to its potential liability regarding the Site since notification of potential liability by the United States or the State or the filing of suit against it regarding the Site and that it has fully complied with any and all requests for information pursuant to Section 104(e) and 122(e) of CERCLA, 42 U.S.C. Sections 9604(e) and 9622(e), and Section 3007 of RCRA, 42 U.S.C. Section 6927.

                         XXVIII. NOTICES AND SUBMISSIONS

         112. Whenever, under the terms of this Consent Decree, written notice is required to be given or a report or other document is required to be sent by one Party to another, it shall be directed to the individuals at the addresses specified below, unless those individuals or their successors give notice of a change to the other Parties in writing. All notices and submissions shall be considered effective upon receipt, unless otherwise provided. Written notice as specified herein shall constitute complete satisfaction of any written notice requirement of the Consent Decree with respect to the United States, the State, and the Settling Defendants, respectively.

As to the United States:

         As to DOJ:

         Chief, Environmental Enforcement Section
         Environment and Natural Resources Division
         U.S. Department of Justice (DJ # 90-11-2-1045Z)

         P.O. Box 7611                     1425 New York Avenue, NW - 13th Floor
         Washington, D.C. 20044-7611       Washington, DC 20005

         As to EPA:

         Director, Superfund Division
         U.S. Environmental Protection Agency
         Region 5
         77 West Jackson Blvd.
         Chicago, IL 60604

         As to DOI:

         Office of the Solicitor
         Division of Parks and Wildlife
         U.S. Department of the Interior
         1849 C Street, N.W.
         Washington, DC 20240

As to the State:

         As to WDOJ:

         Jerry L. Hancock
         Assistant Attorney General
         Wisconsin Department of Justice

         P.O. Box 7857                     17 West Main Street
         Madison, WI 53707-7857            Madison, WI 53702

         As to WDNR:

         Greg Hill
         State Project Coordinator
         Wisconsin Department of Natural Resources

         P.O. Box 7921                       101 S. Webster St.
         Madison, WI 53707-7921              Madison, WI 53703

As to the Settling Defendants:

         As to the P. H. Glatfelter Company

         Patrick H. Zaepfel
         Environmental Counsel
         P. H. Glatfelter Company
         96 South George St., Suite 420
         York, PA 17401

         with a copy to:

         David G. Mandelbaum
         Ballard Spahr Andrews & Ingersoll, LLP
         1735 Market Street, 51st Floor
         Philadelphia, PA 19103-7599

         As to WTM I Company:

         J.P. Causey Jr.
         Vice President & Corporate Secretary/WTM I Company
         c/o Chesapeake Corporation
         1021 E. Cary Street
         Box 2350
         Richmond, VA 23218-2350

         with a copy to:

         Nancy K. Peterson
         Quarles & Brady LLP
         411 East Wisconsin Avenue, Suite 2040
         Milwaukee, Wisconsin 53202-4497

                              XXIX. EFFECTIVE DATE

         113. The effective date of this Consent Decree shall be the date upon which this Consent Decree is entered by the Court; provided, however, that the Settling Defendants hereby agree that they shall be bound upon the Date of Lodging to comply with obligations of the Settling Defendants specified in this Consent Decree as accruing upon the Date of Lodging. In the event the Plaintiffs withdraw or withhold consent to this Consent Decree before entry, or the Court declines to enter the Consent Decree, then the preceding requirement to comply with requirements of this Consent Decree upon the Date of Lodging shall terminate; provided, however, that the parties hereby agree that even after any such termination: (i) the Plaintiffs shall be entitled to retain any and all payments already made to Plaintiffs under this agreement, and the provisions of
Section XVII (Payments) concerning Plaintiffs' retention and use of such payments shall survive termination; and (ii) Plaintiffs shall continue to recognize that the Settling Defendants are entitled to full credit for payments already made and work already performed under this agreement as provided by Subparagraph 102.a. In the event the Plaintiffs withdraw or withhold consent to this Consent Decree before entry, or the Court declines to enter the Consent Decree, the Parties agree that the unexpended balance of the Escrow Account shall be disbursed to the Settling Defendants at their request.

                         XXX. RETENTION OF JURISDICTION

         114. This Court retains jurisdiction over both the subject matter of this Consent Decree and the Settling Defendants for the duration of the performance of the terms and provisions of this Consent Decree for the purpose of enabling any of the Parties to apply to the Court at any time for such further order, direction, and relief as may be necessary or appropriate for the construction or modification of this Consent Decree, or to effectuate or enforce compliance with its terms, or to resolve disputes in accordance with Section XX (Dispute Resolution) hereof.

                                XXXI. APPENDICES

         115. The following appendices are attached to and incorporated into this Consent Decree:

         "Appendix A" is the Trustee Council Resolution relating to this Consent Decree.

         "Appendix B" is the Appendix addressing Management of the Disbursement Special Account.

         "Appendix C" is the Appendix addressing Escrow Account Management.

         "Appendix D" is the form of Escrow Agreement.

         "Appendix E" is the Appendix addressing Special Procedures for Restoration Work.

         "Appendix F" is the July 2003 AOC (including the SOW for Remedial Design).

         "Appendix G" is the map of OU1.

         "Appendix H" is the ROD.

         "Appendix I" is the Statement of Work for the Remedial Action.

                            XXXII. COMMUNITY RELATIONS

         116. Settling Defendants shall propose to the Response Agencies the Settling Defendants' participation in the community relations plan to be developed by the Response Agencies. The Response Agencies will determine the appropriate role for the Settling Defendants under the Plan. Settling Defendants shall also cooperate with the Response Agencies in providing information regarding the Response Work to the public. As requested by the Response Agencies, Settling Defendants shall participate in the preparation of such information

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

for dissemination to the public and in public meetings which may be held or sponsored by the Response Agencies to explain activities at or relating to OU1.

                              XXXIII. MODIFICATION

         117. Schedules specified in this Consent Decree for completion of the Response Work may be modified by agreement of the Response Agencies and the Settling Defendants. All such modifications shall be made in writing.

         118. Except as provided in Paragraph 15 ("Modification of the SOW or related Work Plans"), no material modifications shall be made to the SOW without written notification to and written approval of the United States, the State, Settling Defendants, and the Court. Modifications to the SOW that do not materially alter that document may be made by written agreement between the Response Agencies and the Settling Defendants.

         119. Nothing in this Decree shall be deemed to alter the Court's power to enforce, supervise or approve modifications to this Consent Decree.

                XXXIV. LODGING AND OPPORTUNITY FOR PUBLIC COMMENT

         120. This Consent Decree shall be lodged with the Court for a period of not less than thirty (30) days for public notice and comment in accordance with Section 122(d)(2) of CERCLA, 42 U.S.C. Section 9622(d)(2), and 28 C.F.R. Section 50.7. The United States reserves the right to withdraw or withhold its consent if the comments regarding the Consent Decree disclose facts or considerations which indicate that the Consent Decree is inappropriate, improper, or inadequate. Settling Defendants consent to the entry of this Consent Decree without further notice.

         121. If for any reason the Court should decline to approve this Consent Decree in the form presented, this agreement is voidable at the sole discretion of any Party and the terms of the agreement may not be used as evidence in any litigation between the Parties.

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

                            XXXV. SIGNATORIES/SERVICE

         122. The undersigned representatives of each Settling Defendant, the undersigned representatives of the State, and the Assistant Attorney General for the Environment and Natural Resources Division of the United States Department of Justice each certify that he or she is fully authorized to enter into the terms and conditions of this Consent Decree and to execute and legally bind such Party to this document.

         123. Each Settling Defendant hereby agrees not to oppose entry of this Consent Decree by this Court or to challenge any provision of this Consent Decree unless the United States has notified the Settling Defendants in writing that it no longer supports entry of the Consent Decree.

         124. Each Settling Defendant shall identify, on the attached signature page, the name, address and telephone number of an agent who is authorized to accept service of process by mail on behalf of that Party with respect to all matters arising under or relating to this Consent Decree. Settling Defendants hereby agree to accept service in that manner and to waive the formal service requirements set forth in Rule 4 of the Federal Rules of Civil Procedure and any applicable local rules of this Court, including, but not limited to, service of a summons.

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

                              XXXVI. FINAL JUDGMENT

         125. Upon approval and entry of this Consent Decree by the Court, this Consent Decree shall constitute a final judgment between and among the United States, the State, and the Settling Defendants. The Court finds that there is no just reason for delay and therefore enters this judgment as a final judgment under Fed. R. Civ. P. 54 and 58.

SO ORDERED THIS___DAY OF________________, 200__.

                                                    ____________________________

                                                    United States District Judge

THE UNDERSIGNED PARTY enters into this Consent Decree in the matter of United States and the State of Wisconsin v. P. H. Glatfelter Company and WTM I Company (E.D. Wis.), relating to Operable Unit 1 of the Lower Fox River and Green Bay Site.

                                     FOR THE UNITED STATES OF AMERICA

9.5.03                               /s/ Thomas L. Sansonetti
---------                            -------------------------------------------
Date                                 THOMAS L. SANSONETTI
                                     Assistant Attorney General
                                     Environment and Natural Resources Division
                                     U.S. Department of Justice
                                     Washington, D.C. 20530

9/5/2003                             /s/ Randall M. Stone
---------                            -------------------------------------------
Date                                 RANDALL M. STONE, Trial Attorney
                                     JEFFREY A. SPECTOR, Trial Attorney
                                     DANIEL C. BECKHARD, Senior Counsel
                                     Environmental Enforcement Section
                                     Environment and Natural Resources Division
                                     U.S. Department of Justice
                                     P.O. Box 7611
                                     Washington, D.C. 20044-7611

                                     STEVEN M. BISKUPIC
                                     United States Attorney

                                     MATTHEW V. RICHMOND
                                     Assistant United States Attorney
                                     Eastern District of Wisconsin
                                     U.S. Courthouse and Federal Building
                                     Room 530
                                     517 E. Wisconsin Avenue
                                     Milwaukee, WI  53202

THE UNDERSIGNED PARTY enters into this Consent Decree in the matter of United States and the State of Wisconsin v. P. H. Glatfelter Company and WTM I Company (E.D. Wis.), relating to Operable Unit 1 of the Lower Fox River and Green Bay Site.

9/5/03                               /s/ Thomas V. Skinner
---------                            -------------------------------------------
Date                                 THOMAS V. SKINNER
                                     Regional Administrator
                                     U.S. Environmental Protection Agency
                                     Region 5
                                     77 West Jackson Boulevard
                                     Chicago, IL 60604

9/02/03                              /s/ Roger M. Grimes
---------                            -------------------------------------------
Date                                 ROGER M. GRIMES
                                     Associate Regional Counsel
                                     U.S. Environmental Protection Agency
                                     Region 5
                                     77 West Jackson Boulevard
                                     Chicago, IL 60604

THE UNDERSIGNED PARTY enters into this Consent Decree in the matter of United States and the State of Wisconsin v. P. H. Glatfelter Company and WTM I Company (E.D. Wis.), relating to Operable Unit 1 of the Lower Fox River and Green Bay Site.

                                     FOR THE STATE OF WISCONSIN

9/2/03                               /s/ P. Scott Hassett
---------                            -------------------------------------------
Date                                 P. SCOTT HASSETT
                                     Secretary
                                     Wisconsin Department of Natural Resources
                                     101 South Webster Street
                                     Madison, WI 53703

7/3/03                               /s/ Jerry L. Hancock
---------                            -------------------------------------------
Date                                 JERRY L. HANCOCK
                                     Assistant Attorney General
                                     Wisconsin Department of Justice
                                     17 West Main Street
                                     Madison, WI 53702

THE UNDERSIGNED PARTY enters into this Consent Decree in the matter of United States and the State of Wisconsin v. P. H. Glatfelter Company and WTM I Company (E.D. Wis.), relating to Operable Unit 1 of the Lower Fox River and Green Bay Site.

                                     FOR P. H. GLATFELTER COMPANY

08/26/03                             Signature: George H. Glatfelter II
--------                                        --------------------------------
Date                                 Name (print): George H. Glatfelter II
                                     Title:        Chairman & C.E.O.
                                     Address:      96 S. George St., Suite 500
                                                   York, PA 17401

Agent Authorized to Accept Service on Behalf of Above-signed Party:

                                     Name (print): Patrick H. Zaepfel
                                                   --------------------
                                     Title: Environmental Counsel
                                     Address: 96 South George St., Suite 420
                                              York, PA 17401
                                     Ph. Number: (717) 225-2778

THE UNDERSIGNED PARTY enters into this Consent Decree in the matter of United States and the State of Wisconsin v. P. H. Glatfelter Company and WTM I Company (E.D. Wis.), relating to Operable Unit 1 of the Lower Fox River and Green Bay Site.

                                     FOR WTM I COMPANY

August 26, 2003                      Signature: J.P. Causey Jr.
---------------                                 --------------------------------
Date                                 Name (print): J.P. Causey Jr.
                                     Title:        Vice President
                                     Address:      1021 East Cary St., 22d Floor
                                                   Box 2350
                                                   Richmond, Virginia 23218

Agent Authorized to Accept Service on Behalf of Above-signed Party:

                                  Name (print): J.P. Causey Jr.
                                                --------------------
                                  Title:        Vice President
                                  Address:      c/o Chesapeake Corporation
                                                1021 East Cary Street, 22d Floor
                                                Box 2350, Richmond, VA 23218
                                  Ph. Number:   804 697-1166